An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment.  These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  The Company may elect to satisfy the Company’s obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of the Company’s sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Golden Pacific Homes, LLC

5,000,000 Units

Of Limited Liability Company Interests

Minimum Purchase: 100 Units ($1,000)

We are offering a minimum of 200,000 Units of limited liability membership interests in the Company’s company (“Units”) and a maximum of 5,000,000 Units on a “best efforts” basis.  The Placement Agent has agreed to use its best efforts to procure potential purchasers for the Units offered pursuant to this Offering Circular. The offering will commence on the date of this Offering Circular. If $2,000,000 in subscriptions for the Units (the “Minimum Offering”) is not deposited in escrow on or before March 1, 2017 (the “Minimum Offering Period”), all subscriptions will be refunded to subscribers without deduction or interest. Subscribers have no right to a return of their funds during the Minimum Offering Period.  If this minimum offering amount has been deposited by March 1, 2017, the offering may continue until the earlier of August 29, 2017 (which date may be extended at the Company’s option) or the date when all shares have been sold. See “Plan of Distribution” and “Securities Being Offered” for a description of the Company’s Units.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, the Company encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, the Company encourages you to refer to www.investor.gov.

             There has been no public trading market for the Company’s Units.  Upon completion of this Offering, the Company will attempt to have the Units quoted on the OTCQX or OTCQB, each operated by OTC Markets Group, Inc. (collectively, the “OTC”), subject to the Company’s satisfaction of applicable listing requirements, or alternatively, an approved secondary marketplace. There is no assurance that the Company’s Units will ever be quoted on the OTC.  To be quoted on the OTC, a market maker must apply with the Financial Industry Regulatory Authority ("FINRA") to make a market in the Company’s Units.  As of the date of this Offering Circular, the Company has engaged in preliminary discussions with a FINRA market maker regarding participation in a future trading market for the Company’s securities; however, no filing with FINRA has been made.

These are speculative securities. Investing in the Company’s Units involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” on page [8] to read about factors you should consider before buying the Company’s Units.

Units Offered by Company	Number of Units	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Issuer (2)
Per Unit	1	$10	$1.00	$9.00
Total Minimum	200,000	$ 2,000,000	$ 200,000	$ 1,800,000
Total Maximum	5,000,000	$ 50,000,000	$ 5,000,000	$ 45,000,000

(1)

Does not reflect Placement Agent’s right to acquire warrants to purchase 5.0% of the aggregate Units sold in this offering.   The Placement Agent Warrants have an exercise price of $10.00 per unit. See “Plan of Distribution” beginning on page 17 of this Offering Circular for additional information regarding total Placement Agent compensation.

(2)

Does not include expenses of the offering.  See “Plan of Distribution” for more information.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Placement Agent: (TBD)

The Company is following the disclosure format prescribed by Part II of Form 1-A.

Manager:

Golden Pacific Capital, LLC,

8711 E. Pinnacle Peak Rd., PMB #178,

Scottsdale, AZ 85255;

646-431-8783; www.goldenpacificcapital.com

The date of this Preliminary Offering Circular is August 29, 2016

TABLE OF CONTENTS

SUMMARY OF OFFERING

4

RISK FACTORS

9

FORWARD-LOOKING STATEMENTS

18

PLAN OF DISTRIBUTION

18

USE OF PROCEEDS

26

DESCRIPTION OF BUSINESS

27

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

29

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

30

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

32

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

37

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

38

CONFLICTS OF INTEREST

39

USE OF LEVERAGE

40

FIDUCIARY RESPONSIBILITIES OF THE MANAGER

42

SECURITIES BEING OFFERED

43

CASH DISTRIBUTIONS AND ALLOCATIONS

45

TRANSFERABILITY OF THE UNITS

47

FEDERAL AND STATE INCOME TAX CONSIDERATIONS

48

ERISA CONSIDERATIONS

52

SUMMARY OF THE LLC AGREEMENT:

53

SUMMARY OF OFFERING

The following summary highlights selected information contained in this offering circular.  This summary does not contain all the information that may be important to you.  You should read the more detailed information contained in this offering circular, including, but not limited to, the risk factors beginning on page 8.  References to “we,” “us,” “our,” or the “Company” mean Golden Pacific Homes, LLC.

The Company…………….	Golden Pacific Homes, LLC (the “Company”) is a Delaware limited liability company whose sole manager is Golden Pacific Capital, LLC, a Delaware limited liability company (the “Manager”)

Company Objectives

The Company’s primary objectives are to (1) acquire a real estate portfolio consisting primarily of distressed single family residential Properties in and around Metropolitan Kansas City, St. Louis,  and  additional territories to be determined in the future; (2) improve or otherwise reposition Company Properties for the purpose of earning rental income and profiting from the appreciation value of the such Properties upon sale; (3) preserve and grow Company capital; and (4) achieve suitable returns on the Company’s capital investments . There is no guarantee that any of these objectives will be met by the Company.  (See “Risk Factors.”)

Manager	Golden Pacific Capital, LLC, 8711 E. Pinnacle Peak Rd., PMB #178, Scottsdale, AZ 85255; 646-431-8783; www.goldenpacificcapital.com.
Securities	Units of Limited Liability Company Membership Interests (“Units”).
Investor Suitability Standards

The Company shall limit the amount of Units an investor who is not an accredited investor under Rule 501(a) of Regulation D can purchase to no more than: (a) 10% of the greater of annual income or net worth (for natural persons): or (b) 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

Maximum Offering Amount	Up to $50,000,000, representing the offering of 5,000,000 Units at a purchase price of $10 per Unit.

Minimum Investment

The minimum cash investment by an investor is $1,000 representing 100 Units - however, investments of lesser amounts may be accepted by the Manager in its sole discretion. The Manager may issue fractional Units to Members if necessary in light of a Member's total Capital Contribution and the Unit Purchase Price in effect at the time such Capital Contribution is made.

Minimum Offering Amount…………………..	No Units will be sold by the Company until it receives and accepts subscriptions for at least 200,000 Units, representing Capital Contribution Commitments of $2,000,000.
Offering Period	Commencing as of the date of this Offering and terminating on March 1st, 2017; subject to extension by the Manager through August 29, 2017.
Subscription Procedures...

Potential investors may purchase Units for cash by visiting www.theASMX.com/GoldenPacificHomes and electronically executing and delivering a Subscription Agreement to the Manager. (See “Plan of Distribution.”) The purchase price payable for Units will be due at the time of subscription or pursuant to a Subscription Schedule agreed to by the Manager and the subscribing Member.   Failure of a Member to make any payment when due under a Subscription Schedule is a default under the LLC Agreement and my result in expulsion as a Member or subordination of the Member's right to distributions.

Approved investors may also subscribe for Units in exchange for the contribution of Properties to the Company, subject to certain limitations and valuation procedures.  (See “Plan of Distribution.”)

Additional Offerings and Units

The Manager may offer and sell Units over the entire term of the Company to the extent it deems the offering of Units to be in the interest of the Company and permissible under applicable securities laws.  The Manager may also create, offer and sell additional membership interests in the Company with differing terms and conditions to those described in Offering Statement ("Additional Units"), including Additional Units with preferred returns, senior priority for the return of capital contributions, discounted Unit Purchase Prices and/or disproportionate interests in Company Available Cash and Profits.  (See “Summary of the LLC Agreement” and “Securities Being Offered.”

Transferability of Units	There are restrictions on transferability of Units. (See “Transferability of Units.”) There is no public market for Units and none is expected to develop in the future.

Distributions to the Members and Manager

Profit Allocations. Profits of the Company shall be determined by the Manager no less than quarterly.  Profits and Losses with respect to any such calendar quarter or other accounting period shall be allocated among the Members and the Manager as follows, unless otherwise specifically provided.

(a) First, 100% to the Members to the extent of, and in reverse order of, any prior allocations of Losses to the Members, as reduced by all prior allocations of Profits;

(b) Thereafter, (i) 80% to the Members, pro rata in accordance with their relative Percentage Interests, and (ii) 20% to the Manager; except as provided in subsection (c) below.

(c) Notwithstanding Subsection (b) above, following an Event of Dissolution, Profits in excess of those allocated under subsection (a) shall be allocated: (i) 100% to the Member, pro rata in accordance with their relative Percentage Interests, until total Profit allocations to the Members hereunder equal the Aggregate Promotional Unit Amount received by the Manager over the life of the Company; and (ii) Thereafter, 80% to the Members, pro rata in accordance with their relative Percentage Interests, and 20% to the Manager.

Losses. Losses with respect to a Fiscal Year shall be allocated to the Members first in accordance with their positive Capital Accounts and, thereafter, in accordance with their respective Percentage Interests.  Notwithstanding the foregoing, allocations of Losses to a Member shall be made only to the extent that such allocations will not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to such Member’s share of Minimum Gain.  Any Losses not allocated to a Member because of the foregoing provision shall be allocated to the other Members. Any Losses reallocated shall be taken into account in computing subsequent allocations of Profits and Losses so that the net amount of any item so allocated and the Profits and Losses allocated to each Member shall be equal to the net amount that would have been allocated to each such Member if no reallocation of Losses had occurred.

Distributions of Available Cash. Distributions of Available Cash will be made to the Members and the Manager in accordance with the following provisions:

(a) Net Cash Proceeds shall be allocated and distributed to the Members and Manager on a quarterly basis (i) 80% to the Members, pro rata in accordance with their relative Percentage Interests; and (ii) 20% to the Manager.

(b) Net Capital Proceeds (if any) shall be allocated and distributed to the Members and Manager at such times as the Manager may reasonably determine as follows:

(i)  first, 100% to the Members, pro rata based upon their relative Percentage Interests, until each Member has received aggregate distributions equal to their unreturned invested capital; and

(ii) thereafter, (i) 80% to the Members, pro rata in accordance with their relative

Percentage Interests; and (ii) 20% to the Manager.

The Manager reserves the right to begin making distributions to ERISA investors prior to the expiration of the Acquisition Period to the extent necessary to remain exempt from the prohibited transaction rules.

Compensation to the Manager	The Manager will receive compensation in connection with the management of the Company and its investment portfolio.
Use of Leverage

The Company may borrow from financial institutions or private lenders for the purpose of funding the purchase of Properties, to create greater liquidity for the Company or to otherwise fund the Company’s operations and may pledge some or all of the Company’s portfolio as security for such loans.  The Company also intends to borrow funds for the purpose of purchasing Properties and/or to finance construction, rehabilitation and improvement of such properties which loans will be secured by the properties being purchased or improved.  Use of each type of leverage involves additional risks and may adversely affect certain ERISA investors.  The Company is going to target 70% to 80% leverage. The Company does not plan to exceed 85% leverage. (See “Use of Leverage”, “Risk Factors – Risks Related to the Ownership of Units,” and “ERISA Considerations.”)

Risks of this Investment	An investment in Units is subject to substantial risks which should be carefully evaluated before an investment is made. (See “Risk Factors.”)
Reports to The Members	Quarterly financial statements and reports and information for preparation of Members’ tax returns. (See “Reports to The Members”)
Voting Rights

Members have only limited rights to vote on matters concerning the Company, as provided by the LLC Agreement, which rights are subject to approval by a Member Majority.  (See “Summary of LLC Agreement” and “Risk Factors – Risks Related to the Ownership of Units.”)

Tax Consequences

An investment in Units involves certain tax consequences which should be evaluated before an investment in Units is made.  (See “Federal Income Tax Consequences.) Potential investors should consult their own legal and tax professionals prior to investing.

Conflicts of Interest	The Company’s business operations will be managed by the Manager, which has and will have certain conflicts of interest. (See “Conflicts of Interest.”)
Removal of Manager	Members will have no right to remove or replace the Manager. (See “Risk Factors – Risks Related to the Manager.”)

RISK FACTORS

As with all investments, owning Units involves certain risks and therefore is suitable only for persons who understand those risks and their consequences and who are able to bear the loss of their entire investment.  In addition to the information set forth elsewhere in this Offering Circular, you should consider the following risks before deciding whether to purchase Units.

Risks Related to the Acquisition and Ownership of Properties

The Company’s portfolio of Properties will be affected by general economic conditions and risks associated with the purchase and ownership of real estate assets.

Investment returns available from equity interests in real estate depend on the amount of income earned and capital appreciation generated by a Property, as well as the expenses incurred in connection with the Property.  If the Properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, then the Company will be unlikely to be able to make distributions to Members and could require the issuance and sale of additional Units in order to support operations. In addition, there are significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) that generally do not decline when circumstances reduce the income from a Property.

The real estate market may experience declines in property values.

During the real estate market declines following the financial crisis, the most dramatic and well-publicized declines in property values occurred in the single-family residential sector.  While some markets have stabilized and values have increased since that time, not all markets have reached pre-crisis values including Texas and other markets in which the Company may invest.  Suppressed market values in these markets are, in part, driving the investment opportunities the Company seeks to take advantage of; however, there is no guaranty that market conditions will recover at the pace necessary for the Company’s business plan to be successful or that values will decline in the future.  If the market value of a Property purchased or invested in by the Company declines significantly, the Company may have difficulty paying or refinancing the loan or selling the Property for its full investment, causing losses to the Company with respect to such Property.  If declines in the areas where the Company’s Properties are located are significant a large number of Company investments may suffer losses causing overall losses to the Company and the Members.

The Company will not be able to conduct full due diligence inspections of properties acquired at foreclosure sales.

A potential source of opportunities for real estate Properties will be for the Company to be a cash bidder at foreclosure sales resulting from the foreclosure of defaulted mortgage loans.  Foreclosure sales can offer the opportunities to acquire a Property for a purchase price that is significantly less than its actual fair market value, for two primary reasons.  First, bidders must make all-cash bids, i.e., the acquisition cannot be financed with a new mortgage loan (although the Property can be refinanced with a new loan after it is acquired), which reduces the potential pool of competing buyers.  Second, often there is little or no opportunities for a bidder to perform typical due diligence investigations of the Property (such as title review and physical inspections) prior to the foreclosure sale because the defaulted borrower is still in possession of the Property, and the added risk of buying a Property in this manner is usually reflected by a lower purchase price.  The absence of thorough due diligence inspections prior to acquiring a Property at a foreclosure sale increases the risk that the Property has an unknown defect or other problem that will cause unanticipated costs, expenses or liabilities for the Company.

The Company may be unable to complete renovation, development and redevelopment projects on advantageous terms.

As part of its business, the Company may purchase Properties to develop, renovate or redevelop.  The real estate development, renovation and redevelopment business involves significant risks that could adversely affect the Company’s financial condition and results of operations, including:

•

Unavailability of financing on favorable terms for development projects;

•

Failure to complete construction on schedule or within budget;

•

Failure to obtain, or delays in obtaining, building, occupancy and other governmental permits and authorizations;

•

Properties may perform below anticipated levels, producing cash flow below budgeted amounts;

•

Failure to capture the anticipated enhanced value created by value-added projects ever or on expected timetables;

•

Substantial renovation, new development and redevelopment activities, regardless of their ultimate success, typically require a significant amount of management’s time and attention, diverting attention from day-to-day operations; and

•

Upon completion of construction, failure to obtain, or of potential purchasers to obtain, on advantageous terms, permanent financing for activities that were financed through construction loans.

Further, the Company may not be able to sell these Properties at a profit.

The Company will rent Properties and will be subject to the risks associated with tenants and leases.

The Company intends to acquire and rent Properties on a long term basis for the purpose of earning rent received from tenant and will be subject to the risks associated with being a landlord and leasing properties to tenants.  These risks include: (i) competition with other developers, owners and operators of real estate for tenants; (ii) the inability of the Company to lease the Property on beneficial terms; (iii) potential waste or damage to a Property caused by tenants; (iv) state and local restrictions on unlawful detainer actions against non-paying or otherwise defaulting residential tenants; and (v) the increased costs and potential liabilities associated with acting as a residential landlord, generally.

Contingent or unknown liabilities could adversely affect the Company’s financial condition.

The Company may acquire Properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities.  As a result, if a liability were asserted against the Company based upon ownership of any of these Properties, then the Company may have to pay substantial sums to settle it, which could adversely affect cash flow as well as the value of the underlying Property.

The Company will face risks associated with the use of debt to fund acquisitions, including refinancing and interest rate risk.

The Company will be subject to risks normally associated with debt financing, including the risk that cash flow will be insufficient to meet required payments of principal and interest.  If the Company is unable to refinance or extend principal payments due at maturity or to pay them with proceeds of other capital transactions, then the Company’s cash flow may not be sufficient to repay all such maturing debt.  Furthermore, if prevailing interest rates or other factors at the time of refinancing (such as the reluctance of lenders to make commercial real estate loans) result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase.  If interest rates increase, costs of interest and overall costs of capital will increase, which could adversely affect the Company’s ability to fulfill its investment goals and could require the issuance and sale of Additional Units in order to meet the Company’s obligations.

In addition, if the Company mortgages one or more of the Properties to secure payment of indebtedness and is unable to meet mortgage payments, then the Property could be foreclosed upon or transferred to the mortgagee with a consequent loss of income and asset value.  A foreclosure on one or more of Properties would lead to a loss with respect to the Property and could result in overall losses to the Company.

The Company may be unable to complete divestitures on advantageous terms.

The Company may sell an acquired Property upon meeting strategic objectives or if satisfactory appreciation has occurred.  Thereafter, the Company is required to sell Properties as a quickly as is reasonably possible to liquidate the Company's assets.  The Company’s ability to dispose of Properties at a profit depends on factors beyond its control, including competition from other sellers, the availability of attractive financing for potential buyers and then-current market conditions, including capitalization rates.  If the Company is unable to dispose of Properties on favorable terms in accordance with its investment strategy, then the Company’s financial condition, results of operations and Members’ returns on investments will be adversely affected.

Risks Arising From Real Estate Investment Generally

The Company may suffer from uninsured losses.

The Manager will require comprehensive title, fire and casualty insurance on the Properties. However, there are certain types of losses (generally of a catastrophic nature) which are either uninsurable or not economically insurable, such as losses due to war, terrorism, floods, earthquakes, mudslides or other acts of God.  Should any such disaster occur, or if casualty insurance is allowed to lapse through oversight, the Company could suffer significant losses.

The Company’s use of leverage may increase the risks of loss and may adversely affect certain ERISA investors.

The Company will utilize debt to fund the acquisition or improvement of Company Properties which will be secured by the Properties being acquired or improved.  Use of this type of indebtedness (i.e., “leverage”) involves additional risks of loss to the Company and may have adverse tax consequences to ERISA plan investors.  (See “Use of Leverage”.)

By utilizing real estate secured loans to purchase or improve a Property, the Company can increase the Company’s return on the Investment by utilizing borrowed funds to increase the Company’s percentage return on its capital investment.  Use of such loans can also reduce the amount of Company capital required to purchase or improve a Property thereby increasing the capital available for other Properties.  Use of this form of leverage, however, increases the risk of loss associated with the Property if the proceeds from the Property are insufficient to repay the indebtedness pursuant to the terms of the loan entered into by the Company.  Under such circumstances, the Company will either be required to utilize other capital to pay such indebtedness or risk defaulting under the terms of the financing and losing the Company’s invested capital in a foreclosure by the lender.

In addition to the potential payment defaults discussed above, various other events may cause the Company to default under loans secured by Company Properties.  These events may include: (i) the failure of the Company to observe any of the covenants or restrictions contained in the applicable loan agreement; (ii) the default by the Company under any other loan agreement to which it is a party; (iii) the bankruptcy or insolvency of the Manager; or (iv) any other events specified in the applicable loan agreements.

The use of leverage by the Company may also result in the receipt of some taxable income by investors (such as ERISA plans) that are otherwise tax-exempt.  (See “ERISA Considerations” and “Federal Income Tax Consequences – Unrelated Business Taxable Income.”)

The industry in which the Company will be active is not extensively regulated or supervised.

The investment practices of the Company are not supervised or regulated by any federal or state authority.

There are risks of government action if the Manager or The Company does not comply with all applicable laws and regulations.

While the Manager will use its best efforts to comply with all local, state and federal regulations applicable to the Company and its Properties, there is the possibility of governmental action to enforce any alleged violations of such laws, which may result in legal fees, damage awards or fines and penalties.

Property owners and lenders run the risk of being responsible for environmental liabilities.

Under various environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the costs of investigation, removal or remediation of certain hazardous or toxic substances at, on, under or in its property.  The costs of removal or remediation of such substances could be substantial.  These laws typically impose liability and clean-up responsibility without regard to whether the owner or operator knew of or caused the presence of the contaminants.  Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred.  In addition, third parties may sue the owner or operator of a site for damages based on personal injury, property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination.

Environmental laws also require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition.  These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos.  Some of Properties may contain asbestos-containing building materials.

In addition, some Properties may be or may have been leased, in part, to owners and operators of businesses that use, store or otherwise handle petroleum products or other hazardous or toxic substances, creating a potential for the release of such hazardous or toxic substances.  Further, certain Properties may be on, adjacent to or near other properties that have contained or currently contain petroleum products or other hazardous or toxic substances, or upon which others have engaged, are engaged or may engage in activities that may release such hazardous or toxic substances.

The Manager does not intend to invest in Properties with known environmental contamination, but the Company may inadvertently invest in Properties with unknown environmental problems.  At the time of acquisition, the Manager may obtain a Phase I or similar environmental assessments by independent environmental consultants and may have additional Phase II testing performed upon the consultant’s recommendation.  Nonetheless, it is possible that an assessment, especially a Phase I assessment, will not reveal all environmental liabilities and that there will be material environmental liabilities unknown to the Company, or that known environmental conditions may give rise to liabilities that are greater than anticipated.  Further, a Property’s environmental condition may be affected by tenants, the condition of land, operations in the vicinity of the properties (such as releases from underground storage tanks) or by unrelated third parties.

If toxic or hazardous substances are present on a Property, the Company may be responsible for the costs of removal or treatment of the substances.  There can be no assurance that the Company would not incur full recourse liability for the entire cost of any removal and cleanup at a Property, or that the cost of such removal and cleanup would not exceed the value of the Property.  The Company would also be exposed to risk of lost revenues during any cleanup and to the risk of lower lease rates or decreased occupancy if the existence of such substances or sources on the property becomes known.  If the Company fails to remove the substances or sources and clean up the property, it is possible that federal, state and/or local environmental agencies could perform such removal and cleanup, and impose and subsequently foreclose liens on the property for the cost thereof.  The Company may find it difficult or impossible to sell the property prior to or following any such cleanup.  Company could be liable to the purchaser thereof if the Manager knew or had reason to know that such substances or sources existed.  If the Company is required to incur such costs or satisfy such liabilities, this could have a material adverse effect on Company profitability, the value of the Property and the Company’s ability to repay any loan on the Property.

Risks Related to the Manager

In identifying Properties, the Manager will rely on information provided by others.

While the Manager will endeavor to make reasonable due diligence investigations into prospective Properties, it will rely to some extent on third parties such as credit agencies, appraisers, brokers and the owner itself to provide the information upon which the Manager will base its decision to invest in a Property.  There is no guarantee that this information or the Manager’s assessment of the information will be accurate.

The Members will not have the ability to control the day to day operations of the Company, to control the Manager or to remove the Manager.

The Members must rely on the Manager to manage the Company.  The success of the Company will depend to a significant extent on the expertise and abilities of the Manager.  While the Manager believes it has adequate financial resources and personnel to manage the Properties, it is possible that during the term of the Company, the Manager’s resources could deteriorate, leading to loss of opportunities or operating losses.

The Members will not have a voice in the management decisions of the Company and can exercise only a very limited amount of control over the Manager.  The Members have only the voting rights set forth in the LLC Agreement or required by Delaware law which do not include the right or power to remove or replace the Manager.

The Company will rely upon local service providers and property managers in connection with its Properties.

Neither the Manager nor its principals are permanently located in the territories where the Company's Properties will be located and the Manager intends to utilize local property managers and other service providers to assist in the acquisition and management of Company Properties.  As such, the Company will be required to rely, to some degree, on parties other than the Manager in connection with the day to day operations of its Properties.  The inability of third party service providers or property managers to adequately provide the services contracted for could affect Company operations.  As of the date of this Offering, not all of the entities and individuals that will provide these services for The Company have been identified and investors will not have the prior right to approve or assess the service providers engaged by the Company for this purpose.

The Manager is not required to devote its full time to the business of the Company.

The Manager is not required to devote its full time to the Company’s affairs, but only such time as the affairs of the Company may reasonably require.  While the Manager intends to make the Company its primary focus, it has ongoing businesses outside of and in addition to the business of the Company and will not devote its time solely to the management of the Company.

The Manager is subject to conflicts of interest.

There are several areas in which the interests of the Manager will conflict with those of the Company, which should be carefully considered.  (See “Conflicts of Interest.”)

Investors in the Company will have no claim to the fees payable to the Manager.

The Company will pay certain fees and compensation to the Manager and its affiliates. These fees will be owed as incurred.  Even if the Company is unsuccessful in generating sufficient income to cover its operations, it will have no claim against the Manager for a refund of such fees or any clawback rights with respect to profits distributed to the Manager.

Risks Related to the Ownership of Units

The Company has no operating history for investors to evaluate.

The Company is a development-stage company. As of the date of this Offering, the Company has yet to commence substantial operations.  Although Manager and its principals have substantial relevant experience (see “Directors, Executive Officers, and Significant Employees”), The Company does not have prior operating history from which to evaluate past success or the likelihood of future success in operating the Company.  Investors will have to rely on the information in this Offering about the careers of the principals, and the past performance of the Manager in order to make such an evaluation.  The Company’s business model may not be successful and it may never attain profitability.

Members have limited rights under the LLC Agreement and will be subject to actions approved by a Member Majority.

The Members have only the voting rights set forth in the LLC Agreement or required by Delaware law and a vote of a Member Majority (i.e., Members holding more than 50% of the outstanding Units) is required to exercise such rights.  Consequently, each Member will have no right to require or approve any action of the Company or the Manager that conflicts with the will of the Member Majority and it may be difficult, time consuming and costly to solicit adequate votes to take any action because there may be a significant number of Members holding Units, and Members may have differing opinions with respect to a course of action to take.  (See “Summary of the LLC Agreement – Rights and Liabilities of Members.”)

The Company will be taxed as a “Partnership” and the Members will be taxed as “Partners.”

The Company will elect to be treated as a partnership for federal income tax purposes.  Any federal tax treatment presently available with respect to the Company could be affected by any changes in tax laws that may result through future Congressional action, tax court or other judicial decisions, or interpretations of the Internal Revenue Service.  PROSPECTIVE MEMBERS ARE URGED TO REVIEW THE “FEDERAL INCOME TAX CONSEQUENCES” SECTION CAREFULLY AND TO CONSULT THEIR OWN TAX ADVISORS.

The Units are not insured or guaranteed by any third party.

The Units are not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC), the Securities Investor Protection Corporation (SIPC), any governmental agency or any other public or private entity.  Members in the Company will be dependent on the Manager’s ability to effectively manage the Company’s business to generate sufficient cash flow for the repayment of Members’ capital and the generation of any profit.  If this proves inadequate, investors could lose a portion or all of their investment.

Fluctuations in interest rates may raise opportunity costs.

Interest rates are subject to abrupt and substantial fluctuations, but the purchase of Units is an illiquid investment.  If prevailing interest rates rise considerably, investors may wish to liquidate their investment in order to take advantage of higher returns available from other investments, but will be unable to do so.

The LLC Agreement does not contain provisions to protect investment in the Units.

The Units do not have the benefit of extensive protective provisions in the LLC Agreement.  The provisions of the LLC Agreement are not designed to protect a Member’s investment if there is a material adverse change in the Company’s financial condition or results of operations.  For example, a Member has no right to withdraw from the Company prior to the end of its term.

The Units are risky and speculative Properties and if you cannot afford to lose your entire investment, you shouldn’t invest.

Prospective investors should be aware that the Units are risky and speculative investments suitable only for investors of adequate financial means.  If you cannot afford to lose your entire investment, you should not invest in the Units.  If the Company accepts an investment, you should not assume that the Units are a suitable and appropriate investment for you.

The Purchase Price for the Company’s Units may fluctuate throughout the life of the Company, which could adversely affect investors in this offering.

From the effective date up until the Termination Date, the Unit Purchase Price in this Offering shall be $10.00 per Unit Beginning on the first day of the calendar quarter immediately following the Termination date, the Unit Purchase Price shall be adjusted to equal to the Net Asset Value (Per Unit) calculated as of each such date, and will continue to be adjusted in this fashion quarterly. This valuation method has the potential to differ from the true fair market value of the properties. If the valuation is greater than the true fair market value of the properties, the fund will benefit at the expense of the purchaser. If the valuation is less than the true market value of the properties, the purchaser will benefit at the expense of the fund and exiting members.

Members may be obligated to return certain impermissible distributions.

Members are not required to contribute any additional capital to the Company beyond their investment to pay any debts of the Company.  Under Delaware law, however, limited liability companies such as the Company are prohibited from making distributions to their members if following such distribution the limited liability company would be unable to pay its debts or following such distribution the company’s total liabilities would exceed its total assets.  Members receiving such distributions may be obligated to return the distribution but only if such member had actual knowledge of the impropriety of the distribution at the time it was made.  Consequently, to the extent that a return of a

Member’s capital contribution is deemed a distribution, a Member may be required, under certain circumstances, to return such distributions to the Company to discharge the Company’s liabilities to creditors who extended credit to the Company during the period such capital contribution was held by the Company.

Members have not been independently represented in the formation of the Company.

Investors in the Company have not been represented by independent counsel in its organization, and the attorneys who have performed services for The Company has also represented the Manager.  Thus, conflicts of interest between the Company and the Manager may not have been addressed as vigorously as in an arms-length transaction.  (See “Conflicts of Interest.”)

Our issuance of warrants and promotional units could substantially dilute the interests of Unit holders and depress the price for the Company’s Units.

As part of this Offering, the Company is issuing the Placement Agent warrants to purchase up to 5% of the Units in this Offering at par value ($10.00 per Unit.)  In addition, the Manager will be entitled to issue Units to itself on an annual basis, based on the amount (if any) Net Asset Value increase of the company. As such, these future issuances of Units could substantially dilute the interests of members and investors in this Offering.

Investors who are not Members at the time of dissolution will not receive liquidation distributions.

Only Members of the Company are entitled to receive liquidation distributions at the dissolution of the Company. As such, investors who are not Members at dissolution will not be entitled to receive liquidation distributions, and will thus be disproportionately compensated compared to Members of the Company.

Risks Related to the Investment in this Offering

There currently is no public trading market for the Company’s securities and an active market may not develop or, if developed, be sustained.  If a public trading market does not develop, you may not be able to sell any of your securities.

There is currently no public trading market for the Company’s Units, and an active market may not develop or be sustained.  If an active public trading market for the Company’s securities does not develop or is not sustained, it may be difficult or impossible for you to resell your Units at any price.  Even if a public market does develop, the market price could decline below the amount you paid for your Units.

Our securities may be traded on a closed trading system with limited volume and liquidity.

        The Company’s securities may not be quoted for trading on any stock exchange or through any other traditional trading platform. The Company’s digital securities may be issued, available for purchase and may be traded exclusively on a specific trading system that is registered with the SEC as an alternative trading system, or ATS. Any disruption to the operations of an ATS or a broker-dealer's customer interface with an ATS would materially disrupt trading in, or potentially result in a complete halt in the trading of, the Company’s securities.

        Because the Company’s securities may be traded exclusively on a closed trading system, it is a possibility that there will be a limited number of holders of securities. In addition, an ATS is likely to experience limited trading volume with a relatively small number of securities trading on the ATS platform as compared to securities trading on traditional securities exchanges or trading platforms. As a result, this novel trading system may have limited liquidity, resulting in a lower or higher price or greater volatility than would be the case with greater liquidity. You may not be able to resell your securities on a timely basis or at all.

The number of securities traded on an ATS may be very small, making the market price more easily manipulated.

        While the Company understand that many ATS platforms have adopted policies and procedures such that security holders are not free to manipulate the trading price of securities contrary to applicable law, and while the risk of market manipulation exists in connection with the trading of any securities, the risk may be greater for the Company’s securities because the ATS the Company choose may be a closed system that does not have the same breadth of market and liquidity as the national market system. There can be no assurance that the efforts by an ATS to prevent such behavior will be sufficient to prevent such market manipulation.

An ATS is not a stock exchange and has limited quoting requirements for issuers or for the securities traded.

        Unlike the more expansive listing requirements, policies and procedures of the Nasdaq Global Market and other NMS trading platforms, there are no minimum price requirements and limited listing requirements for securities to be traded on an ATS. As a result, trades of the Company’s securities on an ATS may not be at prices that represent the national best bid or offer prices of securities that could be considered similar securities.

We may apply to quote the Company’s Units on the OTC, but the Company’s securities will not be eligible for quotation if the Company is not current in the Company’s filings with the Securities and Exchange Commission.

As a potential OTC company, the Company is required to remain current in the Company’s filings with the SEC in order for Units to be eligible for quotation over-the-counter. In the event that the Company become delinquent in the Company’s required filings with the Securities and Exchange Commission (“SEC”), quotation of the Company’s Units may be terminated following a grace period if the Company does not make the Company’s required filing during that time. If the Company’s Units are not eligible for quotation on the over-the-counter bulletin board, investors in the Company’s Units may find it difficult to sell their Units.

FORWARD-LOOKING STATEMENTS

This Offering Circular, as well as other documents connected herewith, contains “forward-looking statements” such as statements related to financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effect of regulation and competition, and the prospective business of the Company.  In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue," "opportunity" or the negative of these terms or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating these statements, you should specifically consider various factors, including the risks described in this Offering Circular.  These factors may cause the Company’s actual results to differ materially from any forward-looking statements.  The Company cannot guarantee future results, levels of activity, performance or achievements.

You should not rely upon forward-looking statements as predictions of future events.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.”  In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Offering Circular may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Except as required by law, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements for any reason after the date of this Offering Circular to conform these statements to actual results or to changes in the Company’s expectations.

You should read this Offering Circular and the documents that the Company reference in this Offering Circular and have filed with the Securities and Exchange Commission as exhibits to the Form 1-A of which this Offering Circular is a part with the understanding that the Company’s actual future results, levels of activity, performance and events and circumstances may be materially different from what the Company expect.

IN VIEW OF THE FOREGOING, EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH HIS OR HER OWN ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONAL ADVISORS REGARDING THE DESIRABILITY AND CONSEQUENCES OF AN INVESTMENT IN THE COMPANY.

PROSPECTIVE INVESTORS SHOULD NOT CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR OR ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE MANAGER, OR ANY PROFESSIONAL ASSOCIATED WITH THE OFFERING, AS LEGAL OR TAX ADVICE.  THE MANAGER AND THE COMPANY HAS CONSULTED WITH LEGAL COUNSEL, ACCOUNTANTS AND OTHER EXPERTS REGARDING THE FORMATION OF THE COMPANY.  SUCH PERSONNEL ARE ACCOUNTABLE TO THE COMPANY ONLY AND NOT TO THE MEMBERS THEMSELVES.

PLAN OF DISTRIBUTION

We are offering a minimum of 200,000 Units and a maximum of 5,000,000 Units on a “best efforts” basis. The Placement Agent has agreed to use its best efforts to procure potential purchasers for the Units offered pursuant to this Offering Circular. The offering will commence on the date of this Offering Circular. If $2,000,000 in subscriptions for the Units (the “Minimum Offering”) is not deposited in escrow on or before March 1, 2017 (the “Minimum Offering Period”), all subscriptions will be refunded to subscribers without deduction or interest. Subscribers have no right to a return of their funds during the Minimum Offering Period.  If this minimum offering amount has been deposited by March 1, 2017, the offering may continue until the earlier of August 29, 2017 (which date may be extended at the Company’s option) or the date when all Units have been sold.

The Placement Agent, (TBD) (“(TBD)”) has agreed to use its best efforts to procure potential purchasers for the Units offered pursuant to this Offering Circular. The Placement Agent is under no obligation to take the securities and has not committed to purchase any of the Units offered herein.

The Offered Units will be issued in one or more closings. For the Initial Closing and each subsequent Additional Closing, proceeds for such closing will be kept in an interest bearing escrow account maintained by Provident Trust Group, LLC. Upon each closing, the proceeds collected for such closing will be disbursed to the Company and the Offered Units for such closing will be issued to investors. The Placement Agent and the Selling Group must sell the Minimum Offering if any Units are to be sold at all. The escrow account will be opened prior to the date of qualification of the offering statement of which this Offering Circular is a part and will remain open until the Termination Date; provided, that if the Initial Closing occurs, the escrow account will remain open until the earlier of August 29, 2017 (The Termination Date, which date may be extended at the Company’s option) or the date when all Units have been sold. All funds received into the escrow account will be held in an interest bearing escrow account in accordance with Rule 15c2-4 under the Exchange Act. All funds must be transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by Provident Trust Group, LLC per the instructions in the subscription agreement. The subscription agreement is available at www.asmx.co/GoldenPacificHomes.The Placement Agent will not accept or handle any funds. Provident Trust Group, LLC (“FundAmerica Securities”), which will be the escrow agent, will notify the Placement Agent when the full amount necessary to purchase the Minimum Offering has been received. If, on the Termination Date, investor funds are not received in respect of the Minimum Offering, then all investor funds that were deposited into the escrow account will be returned promptly to investors, and the offering will terminate. FundAmerica Securities will retain up to $5,000 of interest accrued from funds deposited in the escrow account regardless of whether or not the offering closes as partial compensation for serving as escrow agent. The following table shows the per share and total underwriting commissions to be paid to the Placement Agent.

The following table shows the per unit and total underwriting commissions to be paid to the Placement Agent.

                                             Minimum (1)

Maximum (1)

	Per unit	Total	Per unit	Total
Public Offering Price	$ 10	$ 2,000,000	$ 10	$ 50,000,000
Underwriting discounts and commissions payable by the Company (1)	$ $1.00	$ 200,000	$ $1.00	$ 5,000,000
Proceeds, before expenses, to us	$ $9.00	$ 1,800,000	$ $9.00	$ 45,000,000

(1)

The underwriting discounts and commissions do not include the reimbursable expenses, potential business development fees, or underwriter’s warrants described below. Total Underwriter Compensation is _____% of the Offering proceeds.

After the initial offering of the Units, the offering price and the other selling terms may be subject to change. The offering of the Units is subject to receipt and acceptance and subject to the right to reject any order in whole or in part.

Technology & Closing Services

Provident Trust Group, LLC has been engaged to provide certain escrow services in connection with this Offering.  (TBD) has agreed to pay Provident a facilitation fee equal to ______% of the gross proceeds from the sale of the securities being offered. The facilitation fee will be deducted from the Underwriting commission. The Company will pay certain itemized administrative fees, including: (i) anti-money laundering check fees of $2.00 per domestic investor, $5 per EU-member nation investor, and $60 per all other international investors, (ii) bad actor checks for the Company and the Company’s related parties (up to 10 checks at $45.00 per check), (iii) up to $15.00 per domestic investor (depending on whether subscription is by ACH or wire transfer) for processing incoming funds and $35 per international wire,  (iv) $5.00 per investor for a one-time accounting fee upon receipt of funds;  and (v) $15.00 per wire transfer for outbound funds to the Company upon the closing of this Offering plus a cash management fee of 25bps. The Company will also pay FundAmerica Securities, LLC a technology service fee for the technology services provided by its affiliate, FundAmerica Technologies, LLC, of $3.00 for each subscription agreement executed via electronic signature. The Company has engaged Provident to serve as escrow agent for the offering and have agreed to pay a $500.00 account set up fee and $25.00 monthly escrow account administration fee for so long as the Offering is being conducted. The Company estimates that all itemized fees payable to Provident shall not exceed a maximum of __________ of the gross offering proceeds.  Provident is not participating as an underwriter of the Offering and will not solicit any investment in the Company, recommend the Company’s securities, or provide investment advice to any prospective investor, or distribute the offering circular or other offering materials to investors. All inquiries regarding this offering or escrow should be made directly to the Company.

Transfer Agent and Registrar

VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598 is the transfer agent and registrant for the Company’s common stock.

Engagement Agreement with the Placement Agent

We are currently party to an engagement agreement with the Placement Agent. The term of the engagement agreement began on ______and will continue for one year, until _____ unless one of the following events occurs prior to ________, in which case the engagement agreement would be terminated early:

i.

we and the Placement Agent mutually agree to terminate the engagement agreement;

ii.

either the Company or the Placement Agent unilaterally decide to terminate the engagement agreement upon thirty days’ prior written notice to the other party;

iii.

we fail to pay Placement Agent for services provided within 30 days of the date that payment is due.

iv.

we terminate the engagement agreement due to the Placement Agent’s material failure to provide the services contemplated by the engagement agreement; or

v.

we decide not to proceed with the offering or withdraw any offering statement filed with the Commission.

Offering Expenses. the Company are responsible for all offering fees and expenses, including the following: (i) fees and disbursements of the Company’s legal counsel, accountants, and other professionals the Company engage; (ii) fees and expenses incurred in the production of offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including FINRA and blue sky filing fees; (iv) all of the legal fees related to the registration and qualification of the Offered Units under state securities laws and FINRA clearance (not to exceed $30,000 in the aggregate); and (v) the Company’s transportation, accommodation, and other roadshow expenses. To the extent that any of the Company’s fees and expenses is paid by the Placement Agent with the Company’s approval, the Company will, upon request, reimburse the Placement Agent for such fees and expenses.

Reimbursable Expenses in the Event of Termination. In the event the offering does not close or the engagement agreement is terminated for any reason other than because of the Placement Agent’s material failure to provide the services contemplated by the engagement agreement, The Company has agreed to reimburse the Placement Agent for all unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements, including the Placement Agent’s legal fees.

Placement Agent Commission. The Company has agreed that the definitive Placement Agent agreement will provide for the Company to pay a commission of 10.0% of the gross offering proceeds to the Placement Agent as compensation immediately upon consummation of the offering.

Placement Agent’s Warrants: Upon each closing of this offering, the Company has agreed to issue to the Placement Agent warrants to purchase a number of Units equal to 5.0% of the total Units sold in such closing (the “Placement Agent’s Warrants”). The Placement Agent’s Warrants are exercisable commencing on the qualification date of the offering statement related to this offering, and will be exercisable for five years. The Placement Agent’s Warrants are not redeemable by us. The exercise price for the Placement Agent’s Warrants will be $10.00. These warrants are valued at 0.9750% of Offering.

The Placement Agent’s Warrants and the Units underlying the Placement Agent’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Placement Agent, or permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge, or hypothecate the Placement Agent’s Warrants or the Units underlying the Placement Agent’s Warrants , nor will the Placement Agent, or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Placement Agent’s Warrants or the underlying Units for a period of 180 days from the qualification date of the offering statement, except that they may be transferred, in whole or in part, by operation of law or by reason of the Company’s reorganization, or to any Placement Agent or selected dealer participating in the offering and their officers or partners if the Placement Agent’s Warrants or the underlying Units so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The Placement Agent’s Warrants will provide for adjustment in the number and price of the Placement Agent’s Warrants and the Units underlying such Placement Agent’s Warrants in the event of recapitalization, merger, stock split, or other structural transaction, or a future financing undertaken by us.

Business Development Fee:

We have agreed that the Placement Agent will earn a commercially customary percentage fee of any sales contract, joint venture, distribution agreement, licensing agreement, or other similar business development transaction consummated by the Company’s Company or its subsidiaries with a party that was introduced to the Company by the Placement Agent during the term of the Company’s Agreement with the Placement Agent. See Exhibit 1.1, “Placement Agent Agreement” for further details.

 Lock-Up Agreements

We and the Company’s officers, directors, and holders of five percent or more of the Company’s Units have agreed, or will agree, with the Placement Agent, subject to certain exceptions, that, without the prior written consent of the Placement Agent, the Company and they will not, directly or indirectly, during the period ending 180 days after the closing date of the offering circular for insiders, and 90 days for legacy Members:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any Units or any securities convertible into or exchangeable or exercisable for Units, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or

•

enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of Units, whether any such swap or transaction is to be settled by delivery of Units or other securities, in cash or otherwise.

This agreement does not apply, in the Company’s case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options and other exceptions, and in the case of the Company’s officers, directors and other holders of the Company’s securities, exercise of stock options issued pursuant to a stock option or similar plans, and other exceptions.

Pricing of the Offering

Prior to the offering, there has been no public market for the Offered Units. The initial public offering price was determined by negotiation between the Company and the Placement Agent. The principal factors considered in determining the initial public offering price include:

·	the information set forth in this Offering Circular and otherwise available to the Placement Agent;

·	our history and prospects and the history of and prospects for the industry in which the Company compete;

·	our prospects for future earnings and the present state of the Company’s development;

·	the general condition of the securities markets at the time of this offering;

·	the recent market prices of, and demand for, publicly traded limited liability company interests of generally comparable companies; and

·	other factors deemed relevant by the Placement Agent and us.

 If approved for trading on the OTC, the Company expect to trade under the symbol “GPH” upon the completion of this offering.

Indemnification and Control

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act. If the Company is unable to provide this indemnification, the Company will contribute to the payments the Placement Agent and its selling agents, affiliates and controlling persons may be required to make in respect of these liabilities.

The Placement Agent and its affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Our Relationship with the Placement Agent

In the ordinary course of their various business activities, the Placement Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The Placement Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, the Company encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, the Company encourages you to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the offering.  The only investor in this offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D.  If you meet one of the following tests you should qualify as an Accredited Investor:

 (i)         You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

 (ii)         You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Units (please see below on how to calculate your net worth);

 (iii)         You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

 (iv)         You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Units, with total assets in excess of $5,000,000;

 (v)         You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, or the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

 (vi)         You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

 (vii)         You are a trust with total assets in excess of $5,000,000, your purchase of Offered Units is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Units; or

 (viii)           You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Termination Date

This offering will start on or after the date this Offering Circular is declared qualified by the SEC and will terminate on the Offering Termination Date.

Procedures for Subscribing

If you decide to subscribe for Offered Units in this offering, you should:

Go to www.TheAsmx.com/GoldenPacificHomes and click on the “Invest Now” button and follow the procedures as described.

1.

Electronically receive, review, execute and deliver to the Company a subscription agreement; and

2.

Deliver funds to your brokerage account with the Placement Agent or a participating broker dealer.

ASMX is providing the platform through which the Offering will be conducted.  All securities offered through the platform are conducted through (TBD), member FINRA/SIPC.

ASMX's sole responsibility in the Offering will be to provide the platform website through which offering participants may subscribe to the Offering. The ASMX platform website is a site that hosts due diligence materials on the Company’s Company (as well as other Companies) to allow investors and broker-dealers to review information on the Company’s Company. The platform website will also redirect interested investors via an “Invest Now” button to a site operated by Foliofn, where investors can receive, review, execute and deliver subscription agreements electronically.

NOTE: Property Subscriptions:

The Manager may accept Property Subscriptions whereby the Company will issue Units to approved Members in exchange for the contribution of one or more Properties to the Company.  Investors seeking to make Property Subscriptions (“Property Subscribers”) must receive prior approval from the Manager.  If approved, Property Subscriptions may be made by delivering a completed Subscription Agreement to the Manager together with all documentation and information requested by the Manager in connection with such approval.  Once made, the Manager has the sole right to accept or reject any Property Subscription and any Property proposed in connection therewith (a “Proposed Property”).  Notwithstanding the foregoing, in no event will any Property Subscription be accepted unless the Proposed Property meets the investment criteria set forth in this Memorandum.  (See “Description of the Business – Investment Criteria.”).

If approved, Property Subscribers will become Members upon the effective date of the Company's acquisition of title to the Proposed Property and recordation of title in the official records of the appropriate jurisdiction (the “Acquisition Date”).  Units issued in exchange for Property Subscriptions shall be issued at the Unit Purchase Price based upon the value of the Proposed Property on or about the Acquisition Date or such other amount reasonably determined by the Manager and agreed to by the Property Subscriber (the “Contribution Value”).  On the Acquisition Date, Units will be issued to the Property Subscriber at their current Unit Purchase Price and the Property Subscriber will receive a Capital Account credit equal to the Contribution Value, and the Property Subscriber shall be admitted as a Member of the Company

Right to Reject Subscriptions. After the Company receives your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow agent, the Company has the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. The Company will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon the Company’s acceptance of a subscription agreement, the Company will countersign the subscription agreement and issue the Units subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end).  A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE:  For the purposes of calculating your Net Worth, it is defined as the difference between total assets and total liabilities.  This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence).  In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Units.

In order to purchase Offered Units and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

USE OF PROCEEDS

We estimate that, at a per Unit price of $10, the net proceeds from the sale of the 5,000,000 Units in this offering will be approximately $45,000,000  after deducting the estimated offering expenses (paid to the Placement Agent) of approximately $5,000,000.  If only the minimum number of 200,000 Units is sold, the net proceeds will be approximately $1,800,000 after deducting estimated offering expenses of $200,000 paid to the Placement Agent.

The net proceeds from the sale of Units offered hereby will be used to acquire a real estate portfolio consisting primarily of distressed single family residential Properties. Initially, the Company will seek to acquire real estate in and around Metropolitan Kansas City and St. Louis. In parallel with these initial two territories, the Company will continue to monitor additional territories for investment opportunities. Proceeds will also be used to improve or otherwise reposition Company Properties for the purpose of earning rental income and profiting from the appreciation value of such Properties upon sale, and for other proper Company purposes.

The figures set forth below are estimates only, and actual use of proceeds will vary. (1)

	Minimum Offering ($2,000,000)	Percentage	Maximum Offering ($50,000,000)	Percentage
Public Offering Expenses (Placement Agent Commission):	$200,000	10.0%	$5,000,000	10%
Cash Reserves(2)	$20,000	1.0%	$1,000,000	2%
Property Investments and Improvements:(3)	$1,780,000	89.0%	$44,000,000	88%
Total Application of Proceeds	$2,000,000	100.0%	$50,000,000	100.0%

(1) There are certain fees and uses of capital that may either come from the gross income of the Company, or the proceeds of this Offering. For each purchase of property, there will be an Acquisition Fee of $4,000, payable to the Manager from the Company. There will also be Management Fee equal to 1.25% of Assets Under Management per annum. The Asset Management Fee is payable monthly (i.e., 0.125% per month) from the Company’s gross income and prior to any distributions to the Members. Either of these two fees may be paid from the proceeds of this Offering, or from gross income of the Company. See “Compensation of Directors and Executive Officers” for more information.

(2) Cash reserves may be established in such amounts as the Manager deems appropriate to meet unexpected cash needs of the Company including payment of fees to the Manager.  The total amount of reserves may be greater or less than indicated in this table, depending on Company expenses and the future needs perceived by the Manager.

(3)Up to the first $5,000,000 raised in this offering will be reserved for investment in Kansas City, which will be achieved through investment in another company under the Manager’s control, GPC Fund I. See “Description of Business” for further details.

The Company’s initial formation and offering expenses were be paid by the Manager; however,  the Manager is entitled to reimbursement from the Company for such fees and costs and all future syndication fees incurred on behalf of the Company.  The Manager is also entitled to reimbursement for any ongoing operating and administrative expenses paid on the Company’s behalf.

If not all of the securities are sold pursuant to this offering statement, then this plan will be modified at the Company’s discretion.

The foregoing information is an estimate based on the Company’s current business plan.  The Company may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and the Company expressly reserves the right to do so.

DESCRIPTION OF BUSINESS

The Company has been formed by the Manager to acquire single family residential properties in different territories across the United States. The first of these territories is Kansas City, where the Manager will invest up to $5,000,000 of the proceeds raised in this Offering. The $5,000,000 will be invested in GPC Fund I, which was formed by the Manager for the sole purpose of investing in residential real estate located in and around the Kansas City metropolitan area. The next will be St. Louis. In parallel with these initial two territories, the Company will continue to monitor additional territories for investment opportunities. The Manager has conducted extensive research on the Kansas City and St. Louis markets, and believes it has the following key economic fundamentals required to support the rents and property appreciation sought by the Company:

(1) affordable and discounted real estate making an attractive long-term investment that will provide current income;

(2) a solid employer base that is not subject to extreme employment volatility;

(3) forecasted population growth;

(4) affordability based upon the average percentage of salary to the cost of average home;

(5) a growing young population which will increase rents and eventually the prices of “starter homes”;

(6) quality and central location of its infrastructure (e.g., utilities, roadways, highways); and

 (7) a high concentration of college graduates.

Future territories selected by the Manager, to be determined at a later date, will be chosen using the “Investment Criteria,” seen below.

Properties will generally be selected based upon a determination by the Manager that the Property can be improved or otherwise repositioned in the market and rented profitably.

The fund will acquire a portfolio of Properties through a variety of channels, including public listings, bank short sales, foreclosure auctions and other outlets.  Acquired Properties will be professionally rehabilitated (renovated) to a standard that is attractive to tenants, and will be rented out to largely blue-collar families seeking affordable, attractive, clean housing in a safe neighborhood.  Professional property management will be put in place to maximize net operating income and preserve the capital value of the Properties.

The Company’s principal objective is to achieve suitable returns on the Company’s capital investments.

Use of Leverage

The Company may borrow from financial institutions or private lenders for the purpose of creating greater liquidity for the Company or to otherwise fund the Company’s operations and may pledge some or all of the Company’s portfolio as security for such loan(s).  The Manager also intends to borrow funds for the purpose of purchasing Properties and to finance construction, rehabilitation and improvement of such Properties, which loans will be secured by the Properties being purchased or improved.  The use of these types of leverage will be utilized by the Company to increase the yields earned on the Company's leveraged assets and such leverage will likely be necessary to reach the returns projected by the Manager.  The Company is going to target 70% to 80% leverage. The Company does not plan to exceed 85% leverage. The Manager will seek to obtain leverage on the best terms available in the market; however, the use of leverage involves additional risks and may result in adverse tax consequences to ERISA plan investors and other tax exempt entities.  (See “Use of Leverage” and “ERISA Considerations.”)

Management

The Manager will manage the Company and its Properties.  The Manager is a real estate-focused asset management firm whose principals have extensive experience with single family residential investments. Detailed underwriting criteria developed by the Manager will be utilized to ensure that all properties acquired meet the Company’s objectives (see the “Investment Criteria” subsection, below).   The Manager will establish and manage a sizeable team of, experienced independent contractors, property managers, real estate brokers, and consultants in the territories it chooses to invest in.

Investment Criteria

The Manager will generally select Properties pursuant to the guidelines outlined below, which guidelines are designed to maintain a standard risk profile among Company investments.  The Manager may, however, acquire one or more Properties that fall outside these guidelines to the extent the Manager determines in its reasonable discretion that such acquisitions are in the best interest of the Company.

Property Types

Properties will generally be single family residential properties and will include “distressed” real estate that has been foreclosed by lenders or that is under threat of foreclosure and other similar Properties.  Properties may consist of individual properties purchased one at a time from different owners, as well as bulk purchases of real estate portfolios containing numerous properties.

Geographic Areas of Investment Activity

Properties will be located in and around the metropolitan area of each of the territories in neighborhoods selected by the Manager based upon owner occupancy rates, school district rankings and other criteria determined by the Manager to maximize rental and resale values.

Property Underwriting Criteria

Generally, Company Properties will be underwritten to achieve suitable returns to investors by assessing the financial and other characteristics of each Property at the time of acquisition by the Company.  The Manager intends to limit Properties acquired by the Company to those with capitalization rates (or “CAP Rate”) of between 6.5%-13.5%; however, the Manager may acquire Properties with higher or lower CAP Rates as market conditions change or if the Manager determines that acquisition of such Properties is otherwise in the interest of the Company.  The Company will also acquire Properties that need various levels of construction or rehabilitation and that the Manager believes can be acquired at significant discounts from their “as completed” or “as rehabilitated” values.

Property and Project Management

Company's Properties and all improvements to the Properties will be managed by local property managers, real estate brokers and other real estate professionals selected and overseen by the Manager.  The Manager will also be responsible for all project management necessary with respect to any renovations or other improvements deemed necessary in connection with Company Properties including (1) preparation of all budgets and plans and specifications necessary for the project; (ii) selecting all contractors, sub-contractors and other construction personnel necessary for the project; and (iii) oversight of ongoing construction and ensuring completion of each project.  The Manager’s principals have extensive experience in this area and if the Manager or its key personnel resign or are otherwise unable to provide these services, company performance may be adversely affected.  (See “Risk Factors – Risks Related to the Manager.”)

Investment and Divestment Timelines

Offering Period

The Offering Period commenced as of the date of this Offering and will continue to March 1, 2017, unless extended by the Manager; provided that in no event will the Offering Period extend beyond August 29, 2017.  During the Offering Period, the Company will offer and sell Units to accredited investors and issue Units to new Members.  (See “Plan of Distribution.”) Following receipt of the Minimum Offering Amount, the Manager will begin to deploy the proceeds of the offering by acquiring Properties.  The purchase price payable by Members for Units will not reflect any unrealized appreciation value of Properties acquired prior to investment.  A potential investor during the Offering Period is encouraged to request information from the Manager as to the progress of the offering and a description of actual and prospective Properties acquired to date.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our cash balance is $0as of 2016.  The Company’s cash balance is not sufficient to fund the Company’s limited levels of operations for any period of time.  The Company has been utilizing and may utilize funds from the Manager who will advance funds to allow the Company to pay for offering costs, filing fees and professional fees. The Company does not currently have any financial commitments to purchase or invest in any properties.

In order to implement the Company’s plan of operations for the next twelve-month period, the Company requires a minimum of $2,000,000 from this Offering.  Being a newly-created company, the Company has no operating history. The Manager has also agreed to acquire Units in the Company equal to not less than three percent (3%) of the total equity capital raised in the Offering over the course of the Offering Period, will provide a portion of the Company’s equity requirements.

If the Company does not receive adequate proceeds from this Offering and any subsequent offerings to carry out the Company’s forecasted operation for the next twelve months and beyond, the Company will scale the Company’s operations commensurate with the proceeds raised.

Plan of Operations

Our business objective for the next twelve months is to use the proceeds from the Offering to acquire a real estate portfolio consisting primarily of distressed single family residential Properties in and around Metropolitan Kansas City, and St. Louis. In parallel with these initial two territories, the Company will continue to monitor additional territories for investment opportunities. Proceeds will also be used to improve or otherwise reposition Company Properties for the purpose of earning rental income and profiting from the appreciation value of such Properties, and for other proper Company purposes.

It is the Company’s opinion that the proceeds from this offering, even if only the Minimum Offering amount is achieved will satisfy the Company’s cash requirements for this plan of operation. The Company does not anticipate that it will be necessary to raise additional funds in the next six months in order to implement this plan of operations.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The Company, Golden Pacific Homes, LLC, currently has no Directors, Executive Officers, or Significant Employees. The Manager, Golden Pacific Capital, is responsible for all aspects of the Company’s business operation. Below is a description of the Directors, Executive Officers, and Significant Employees of the Manager, Golden Pacific Capital, LLC.

Please fill out the following table.

Name	Position	Age	Term of Office	Approximate Hours Per Week
Ian Fisher	Principal and Co-Founder[1]	35	2015 - Present	35
Hubert Hultgren	Principal and Co-Founder[2]	38	2015 - Present	35

1.

Mr. Fisher and Mr. Hultgren founded Golden Pacific Capital, LLC together, and agreed to run the business as Principals and Co-Founders, pursuant to Golden Pacific Capital LLC’s Operating Agreement..

2.

Mr. Fisher and Mr. Hultgren founded Golden Pacific Capital, LLC together, and agreed to run the business as Principals and Co-Founders, pursuant to Golden Pacific Capital LLC’s Operating Agreement.

Golden Pacific Capital, LLC - Manager

The Manager of the Company is Golden Pacific Capital, LLC, a Delaware limited liability company.  The Manager was formed in March of 2015 to manage real estate investment funds. As of this date, the Manager has successfully managed real estate investment funds, including GPC Fund I, LLC, a company formed for the purpose of investing in residential real estate located in and around the Kansas City metropolitan area. The Manager will manage and direct all affairs of the Company and has broad discretion to identify Company Properties and set the terms and conditions upon which the Company will acquire, manage, improve and ultimately market and sell Company Properties.  The principals of the Manager are Ian Fisher and Hubert Hultgren who will have primary responsibility for the Company’s operations.

The Principals of the Manager work full-time for the Manager except for certain approved outside activities, limited so as to not interfere with job duties for Golden Pacific Capital, LLC.

There are no family relationships between any director, executive officer or significant employee.  During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses.

BUSINESS EXPERIENCE:

Ian Fisher, Manager

Ian Fisher is a principal and co-founder of the Manager.  Prior to forming Golden Pacific Capital, Mr. Fisher built a highly successful real estate business in Kansas City, Missouri, primarily focusing on the distressed SFR market, acquiring, rehabbing, managing and selling homes through a network of trusted partners. Before that, Mr. Fisher spent 10 years working as an international management consultant, with primary focus in the aviation sector. As a Partner with Seabury Group, the premier global transportation advisory firm, he advised leading airlines and aviation affiliated companies around the world on strategic and financial issues. Mr. Fisher started his career in London, UK with TTG, where he was responsible for executing on aircraft sale and leaseback transactions.

Mr. Fisher has lived and worked on four continents. He holds a B.A. from Yale University.

Hubert Hultgren, Manager

Hubert Hultgren is a principal and co-founder of the Manager.  Prior to forming the Manager, Mr. Hultgren was the Partner & Portfolio Manager at McKinley Partners of three Single Family Residential rental funds acquiring, rehabbing and managing over 2,000 homes in California, Nevada, Utah and Texas. Prior to that Mr. Hultgren was a finance and accounting executive for PacificWest Companies and East West Partners where he focused on the finance and development of 1,200 multi-family and condominium units and asset management of 2,200 apartment units. Mr. Hultgren started his career at Ernst & Young where he spent four years in the Denver office specializing in Real Estate.

Mr. Hultgren holds a Masters of Accountancy from the University of Virginia and a B.A. in Finance from the University of Colorado Boulder.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Company has no officers or directors. It is managed and wholly owned by Golden Pacific Capital, LLC (the “Manager”). The Company is a newly formed entity with no operating history. For these reasons, the Manager has yet to receive any compensation in its capacity as Manager of the Company.

The following discussion summarizes the forms of compensation to be received by the Manager and its Affiliates.  All of such compensation shall be payable to the Manager from the Company.  None of the following compensation was determined by arm’s length negotiations with the Members.  Other than the Manager's profit interests, all of the compensation described below will be payable as an expense of the Company without regard to the profitability of the Company.

The Manager retains the right to terminate all or any portion of its business relationship with the Company at any time, in which event the Company would be required to seek to retain one or more other firms or individuals to perform the various services to be rendered by the Manager as described below.  In the event of such termination, the Manager shall be entitled to any outstanding fees earned as of termination and such termination shall not affect its interest in profits or distributions or its obligation to maintain the Minimum Manager Equity (i.e. 3%) on an ongoing basis.

Offering and Organizational Stage

Form of Compensation	Estimated Amount or Method of Compensation
Reimbursement of Offering and Organizational Expenses	All formation, organization and offering expenses actually paid by the Manager on behalf of the Company. Amount indeterminable.

Operational Stage

Form of Compensation	Estimated Amount or Method of Compensation
Asset Management Fee

An annualized asset management fee equal to one and a quarter percent (1.25%) of the Company’s total Assets Under Management, determined monthly (i.e., 0.1045% per month) based upon the Company’s Assets Under Management as of the last day of each month. See “Glossary” for description of “Assets Under Management.”

Acquisition Fees

$4,000 per Property acquired by the Company, payable by the Company at the time of each acquisition. Acquisition Fees cover the cost to execute the underwriting of all acquisitions (MLS, auction and other channels), bid on properties at auction, manage renovations and complete accounting for acquisition and renovation of the acquired properties.

Reimbursement of Expenses

Reimbursement for out of pocket costs and third-party expenses incurred by the Manager including professional home inspection fees & professional appraisals, legal fees and other closing costs of acquiring Properties; and otherwise managing and operating the Company’s business.  Reimbursements will not include any office rent, regular salaries and payroll expenses of employees, items listed under Acquisition Fees or other general corporate overhead of the Manager.

Promotional Units to Manager

In addition to issuing Units to the Members in exchange for Cash Subscriptions or Property Subscriptions, the Manager will be entitled to issue Units to itself on an annual basis ("Promotional Units").  The amount of Promotional Units issued to the Manager as of any Promotional Unit Date shall be the number of Units that could be purchased by the Manager with the amount of any NAV Increase (as defined herein) realized within the Fiscal Year at the Unit Purchase Price payable for Units as of the Promotional Unit Date.  (See “Summary of the LLC Agreement” for further details.)

Ownership of Units

The Manager and/or its principals or affiliates will also purchase Units in the Company on the same terms as other Members and will receive allocations and distributions of profits on the same terms and conditions as other Members. Manager has committed to purchase at least 3% of the securities sold to third parties (i.e. the Minimum Manager Equity.)

Other Services and Reimbursements

The Manager or its Affiliates may render such other services to the Company or its Affiliates as the Manager reasonably deems appropriate and may be compensated for such services at the prevailing market rate for such services. Pursuant to the terms of the LLC Agreement the Manager may appoint officers of the Company; however, it has no intention of appointing any Company officers at this time.  In no event will an officer of the Company (if any) receive salaries or other compensation payable by the Company for servicing in such capacity.

Allocations of Profits, Losses and Cash Distributions

Profit Allocations

.  Profits of the Company shall be determined by the Manager no less than quarterly.  Profits and Losses with respect to any such calendar quarter or other accounting period shall be allocated among the Members and the Manager as follows, unless otherwise specifically provided.

Profit Allocations

.  Profits of the Company shall be determined by the Manager no less than quarterly.  Profits and Losses with respect to any such calendar quarter or other accounting period shall be allocated among the Members and the Manager as follows, unless otherwise specifically provided.

(a) First, 100% to the Members to the extent of, and in reverse order of, any prior allocations of Losses to the Members, as reduced by all prior allocations of Profits;

(b) Thereafter, (i) 80% to the Members, pro rata in accordance with their relative Percentage Interests, and (ii) 20% to the Manager; except as provided in subsection (c) below.

(c) Notwithstanding Subsection (b) above, following an Event of Dissolution, Profits in excess of those allocated under subsection (a) shall be allocated: (i) 100% to the Member, pro rata in accordance with their relative Percentage Interests, until total Profit allocations to the Members hereunder equal the Aggregate Promotional Unit Amount received by the Manager over the life of the Company; and (ii) Thereafter, 80% to the Members, pro rata in accordance with their relative Percentage Interests, and 20% to the Manager.

Losses

.  Losses with respect to a Fiscal Year shall be allocated to the Members first in accordance with their positive Capital Accounts and, thereafter, in accordance with their respective Percentage Interests.  Notwithstanding the foregoing, allocations of Losses to a Member shall be made only to the extent that such allocations will not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to such Member’s share of Minimum Gain.  Any Losses not allocated to a Member because of the foregoing provision shall be allocated to the other Members. Any Losses reallocated shall be taken into account in computing subsequent allocations of Profits and Losses so that the net amount of any item so allocated and the Profits and Losses allocated to each Member shall be equal to the net amount that would have been allocated to each such Member if no reallocation of Losses had occurred.

Distributions of Available Cash

.  Distributions of Available Cash will be made to the Members and the Manager in accordance with the following provisions:

(a) Net Cash Proceeds shall be allocated and distributed to the Members and Manager on a quarterly basis (i) 80% to the Members, pro rata in accordance with their relative Percentage Interests; and (ii) 20% to the Manager.

(b) Net Capital Proceeds (if any) shall be allocated and distributed to the Members and Manager at such times as the Manager may reasonably determine as follows:

(i)  first, 100% to the Members, pro rata based upon their relative Percentage Interests, until each Member has received aggregate distributions equal to their unreturned invested capital; and

(ii) thereafter, (i) 80% to the Members, pro rata in accordance with their relative Percentage Interests; and (ii) 20% to the Manager.

Liquidation Stage
Form of Compensation	Estimated Amount or Method of Compensation
Winding Up and Liquidating Distributions

 The winding up of the Company shall be accomplished by liquidating the Company’s assets as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent available, shall be applied and distributed by the Company on or before the end of the taxable year of such dissolution or, if later, within ninety (90) days after the winding up and liquidation are completed.  Any Member is eligible to purchase any or all of the Company’s assets in connection with the dissolution, winding up and liquidation.  Proceeds from the liquidation of the Company’s assets shall be applied in the following order of priority:

(a)

First, to the payment of the expenses of liquidation and to the payment of, or creation of a reserve for creditors (other than Members or the Manager) in the order of priority provided by law;

(b)

Second, to claims of Members and the Manager for loans, advances and other sums due and payable by the Company; and

(c)

Third,  100% to the Members, pro rata based upon their relative Percentage Interests, until each Member has received aggregate distributions under this equal to their unreturned invested capital plus an amount equal the Aggregate Promotional Unit Amount received by the Manager over the life of the Company; and

(d)

Thereafter, (i) 80% to the Members, pro rata in accordance with their relative Percentage Interests; and (ii) 20% to the Manager.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Set forth below is information regarding the beneficial ownership of the Company’s Units as of January 1, 2016 by (i) each person whom the Company know owned, beneficially, more than 10% of the outstanding units of membership interest, and (ii) all of the current directors and executive officers as a group.  Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting power with respect to Units beneficially owned.

Name and address of beneficial owner(1)	Amount and nature of beneficial ownership(2)	Amount and nature of beneficial ownership acquirable	Percent of class (3)
Ian Fisher	0 Units	0	0
	50% of Manager		50%
Hubert Hultgren	0 Units	0	0
	50% of Manager		50%
All directors and officers as a group (2 persons)	0 Units	0	0
	100% of Manager		100%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There are no transactions where management of the Company has a direct or indirect personal interest.

CONFLICTS OF INTEREST

The following is a list of the important areas in which the interests of the Manager will conflict with those of the Company.  The Member must rely on the general fiduciary standards which apply to a manager of a limited liability company to prevent unfairness by the Manager in a transaction with the Company.

Compensation to Manager and Affiliates

None of the compensation set forth under the “Compensation of Directors and Executive Officers”” section was determined by arms’ length negotiations with the Members of the Company, including the Asset Management Fee, Acquisition Fee or the Manager’s right to profits and distributions of the Company.  The Minimum Asset Management Fee and the Acquisition Fees paid to the Manager will result in a direct reduction of the proceeds of this offering available for the Company to acquire Properties.

Other Businesses

The Company will not have independent management and it will rely on the Manager for the operation of the Company.  While the Manager will focus primarily on the Company over the Company’s term, the Manager or its affiliates may act as the sponsor of other companies in the future, which companies may invest in real estate investments similar to those of the Company.  The Manager and its affiliates and principals may engage in other business ventures and neither the Company nor any Member shall be entitled to any interest therein.  Consequently, the Manager and its principals may have conflicts of interest in allocating management time, services and functions between the Company and such other business interests or ventures.

Lack of Independent Representation

The Company has not been represented by independent legal counsel to date.  The use by the Manager and the Company of the same counsel in the preparation of this Offering, the organization of the Company may result in the lack of independent review.  Counsel to the Manager does not and will not represent the Members or their interests in any respect.  Accordingly, Members should consult with their own counsel regarding this investment.

Conflicts of Manager

The Manager and its affiliates and principals may, in the day-to-day management of the Company or in the making of investment decisions, experience conflicts between their duties and responsibilities to the Members and their own personal interests as Members or as the Manager of the Company, the nature and extent of which are not known at this time.  The Manager and its principals may purchase Units on the same terms as other investors and, in such event, will be admitted to the Company as Members.  Therefore, the Manager may experience conflicts between its interests as a Member and the Manager of the Company and its fiduciary duties and obligations to the Members.

Indemnification of Manager

The LLC Agreement provides that the Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of gross negligence, fraud, deceit, reckless or gross misconduct, or a knowing violation of law by the Manager.  The LLC Agreement also provides that, to the fullest extent permitted by applicable law, the Company shall indemnify any individual or entity made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such individual or entity is or was a Manager, officer, employee or other agent of the Company.

USE OF LEVERAGE

The Company may incur two types of indebtedness (sometimes referred to as “leverage”) to meet its investment objectives:  (i) loans incurred in connection with a particular real property investment (defined in this Memorandum, as “Real Estate Secured Loans”); and (ii) loans or revolving credit lines secured by all or a portion of the Company’s loan portfolio or by a pledge of all or a specified set of the Company’s assets (defined herein as “Portfolio Secured Loans”).

Real Estate Secured Loans include loans obtained from financial institutions or private lenders for the purpose of purchasing the Company’s Property investments (i.e., acquisition financing) and loans obtained to finance the construction, rehabilitation and improvement of such Properties (i.e., “construction” or “rehab” financing).  Each of these loans will be secured by the real properties being purchased or improved by the loan and will be obtained on terms and conditions approved by the Manager in its sole discretion.  The use of this type of financing is standard practice in real estate investment and allows the Company to reduce the amount of capital required to either acquire a real Property or to fund the improvement of the property required to realize the property’s value.  Real Estate Secured Loans, however, increase the risk of loss on a particular property because the loan amount plus interest must be paid prior to realizing any return on the Property.  Moreover, the property (and the Company’s equity investment) can be lost if the Company defaults under the terms of a Real Estate Secured Loan and the lender forecloses on the property to the detriment of the Company.

The Manager may also obtain one or more Portfolio Secured Loans which are characterized by a pledge of the Company’s assets which is not limited to the assets being acquired or improved by the loan proceeds.  Portfolio Secured Loans may be fixed loans or may include revolving lines of credit which may be drawn upon by the Manager in the form of a line of credit or otherwise, may provide an alternative means for creating liquidity for the Company other than by selling Company Properties to a third party (which may require the Company to sell Properties at discounted values).  Pledging the Company´s real estate portfolio, however, also entails certain risks to the Company.  For example, should the Company’s net income be insufficient to pay these loans as they become due or should the Company otherwise default on such loans, the Company will be at risk of losing any assets pledged as security for such loans.

The use of leverage in the form of Real Estate Secured Loans or Portfolio Secured Loans will also create unrelated business taxable income which may be taxable to ERISA plans or otherwise tax exempt qualified pension and profit sharing plans.  (See “Federal and State Income Tax Considerations – Unrelated Business Taxable Income.”)

The Company may incur two types of indebtedness (sometimes referred to as “leverage”) to meet its investment objectives:  (i) loans incurred in connection with a particular real property investment (defined in this Memorandum, as “Real Estate Secured Loans”); and (ii) loans or revolving credit lines secured by all or a portion of the Company’s loan portfolio or by a pledge of all or a specified set of the Company’s assets (defined herein as “Portfolio Secured Loans”).

Real Estate Secured Loans include loans obtained from financial institutions or private lenders for the purpose of purchasing the Company’s Property investments (i.e., acquisition financing) and loans obtained to finance the construction, rehabilitation and improvement of such Properties (i.e., “construction” or “rehab” financing).  Each of these loans will be secured by the real properties being purchased or improved by the loan and will be obtained on terms and conditions approved by the Manager in its sole discretion.  The use of this type of financing is standard practice in real estate investment and allows the Company to reduce the amount of capital required to either acquire a real Property or to fund the improvement of the property required to realize the property’s value.  Real Estate Secured Loans, however, increase the risk of loss on a particular property because the loan amount plus interest must be paid prior to realizing any return on the Property.  Moreover, the property (and the Company’s equity investment) can be lost if the Company defaults under the terms of a Real Estate Secured Loan and the lender forecloses on the property to the detriment of the Company.

The Manager may also obtain one or more Portfolio Secured Loans which are characterized by a pledge of the Company’s assets which is not limited to the assets being acquired or improved by the loan proceeds.  Portfolio Secured Loans may be fixed loans or may include revolving lines of credit which may be drawn upon by the Manager in the form of a line of credit or otherwise, may provide an alternative means for creating liquidity for the Company other than by selling Company Properties to a third party (which may require the Company to sell Properties at discounted values).

Pledging the Company´s real estate portfolio, however, also entails certain risks to the Company.  For example, should the Company’s net income be insufficient to pay these loans as they become due or should the Company otherwise default on such loans, the Company will be at risk of losing any assets pledged as security for such loans.

The Company is going to target 70% to 80% leverage. The Company does not plan to exceed 85% leverage.

The use of leverage in the form of Real Estate Secured Loans or Portfolio Secured Loans will also create unrelated business taxable income which may be taxable to ERISA plans or otherwise tax exempt qualified pension and profit sharing plans.  (See “Federal and State Income Tax Considerations – Unrelated Business Taxable Income.”)

FIDUCIARY RESPONSIBILITIES OF THE MANAGER

The Manager is accountable to the Company as a fiduciary, which means that a Manager is required to exercise good faith and integrity with respect to Company affairs and the safekeeping and use of all funds and assets of the Company.  This is in addition to the several duties and obligations of, and limitations on, the Manager set forth in the LLC Agreement. This is a rapidly developing and changing area of the law, and investors who have questions concerning the duties of the Manager should consult with their counsel.

The LLC Agreement provides that the Manager shall have no liability to the Company for losses resulting from errors in judgment or other acts or omissions, unless the Manager is guilty of gross negligence, fraud, bad faith or gross misconduct.  The LLC Agreement also provides that the Company shall indemnify the Manager, and its Manager's employees and agents against liability and related expense (including reasonable attorneys’ fees) incurred in dealing with the Company, Members or third parties, so long as no gross negligence, fraud, bad faith or gross misconduct is involved, which indemnification provision shall survive termination of the LLC Agreement.  Therefore, Members may have a more limited right of action then they would have absent these provisions in the LLC Agreement.  A successful indemnification of the Manager could deplete the assets of the Company.  Members who believe that a breach of the Manager’s fiduciary duty has occurred should consult with their own counsel.

SECURITIES BEING OFFERED

General

Subject to the terms and conditions of this Offering Circular and the LLC Agreement, the Company is offering for sale up to 5,000,000 Units at the purchase price of $10 per Unit, for a stated maximum offering amount of $50 million.  No Units will be sold by the Company until it receives and accepts subscriptions for at least 200,000 Units, representing Capital Contribution Commitments of $2,000,000.  Affiliates of the Manager may purchase the Company’s Units for purposes of meeting the minimum offering amount requirement.

Voting Rights

Except as expressly provided in the LLC Agreement, Members shall have no voting, approval or consent rights.

Certain actions shall require the prior written approval of a Majority Interest of the Members:

(a)

Any material change in the purposes of the Company as contemplated in this Agreement;

(b)

The appointment of a replacement Manager under Section 5.2; and

(c)

Any other provision expressly requiring the approval of the Members under this Agreement.

The Members shall have no power to participate in or direct the management of the Company except as expressly authorized by this Agreement.  Unless expressly and duly authorized in writing to do so by the Manager, no Member shall have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose

Redemption Rights

The Company shall have no obligation to redeem any Member’s Units at any time and no Member shall have the right to withdraw from the Company or withdraw their Capital Contribution prior to the dissolution and winding up of the Company except as expressly provided herein.  The Manager may, in its sole and absolute discretion, agree to redeem the Units of one or more Members, but shall have no obligation to do so.

Restrictions on Transfer:

Each Member may Transfer all or any part of its Units in the Company to a transferee, by giving written notice of such Transfer to the Manager, and the transferee thereof will become a Unit Holder as to the transferred interest having the rights and subject to the obligations specified in this Article VIII.  Such a Transfer shall, however, not cause such transferee to be admitted as a Member, unless the Manager consents to the transferee being admitted as a member. See “Transferability of Units” for further details.

Additional Units

The Manager may offer and sell Units over the entire term of the Company to the extent it deems the offering of Units to be in the interest of the Company and permissible under applicable securities laws.  The Manager may also create, offer and sell additional membership interests in the Company with differing terms and conditions to those described in Offering Statement ("Additional Units"), including Additional Units with preferred returns, senior priority for the return of capital contributions, discounted Unit Purchase Prices and/or disproportionate interests in Company Available Cash and Profits.  Any Additional Units offered, shall be subject to the following notice and refusal rights in favor of the then existing Members:

(a)

In the event that the Manager elects to issue Additional Units pursuant hereto, it shall notify the Members of the total amount of capital to be raised, the Unit Purchase Price payable for such Additional Units and any other material terms and conditions attributable to such Additional Units (an "Additional Unit Notice").

(b)

Not more than thirty (30) days following the date of any Additional Unit Notice, any existing Member may elect to purchase such Member’s pro rata share of the Additional Units (based upon each Member's  Percentage Interest) by delivering to the Manager a written subscription (in form and substance satisfactory to the Manager) together with the applicable purchase price payable therefore.

In the event that any Members decline to purchase their Percentage Interest of the offered additional Units within such thirty (30) day period, the Manager shall notify the other Members who shall have the right to purchase any remaining unsold Additional Units not later than fifteen (15) days thereafter (and if more than one Member elects to buy such unsold Additional Units, they shall do so in proportion to their relative Percentage Interests).  Thereafter, the Manager shall have the right to sell and issue any unsold Additional Units to third parties on terms not more favorable to the purchasers than as set forth in the Manager’s Additional Unit Notice.

Unit Purchase Price:

Beginning on the first day of the calendar quarter immediately following the Termination Date of this Offering, and continuing thereafter on the first day of each calendar quarter (i.e., January 1st, April 1st, July 1st and October 1st) until the dissolution and winding up of the Company, the Unit Purchase Price shall be adjusted to equal to the Net Asset Value (Per Unit) calculated as of each such date.  The Net Asset Value (Per Unit) is generated using the following formula:

Net Asset Value (Per Unit) =	Net Asset Value of the Company
Total Number of Units Outstanding Units

"Net Asset Value of the Company" shall mean, as of any date, the sum of (a) the aggregate Current Asset Values of all Investment Properties held by the Company as of the calculation date; (b) the total amount of cash held by the Company as of the calculation date; and (c) the book value of all other assets held by the Company as of the calculation date; less (d) the total amount necessary to discharge all Company indebtedness outstanding as of the calculation date; (e) the value of any Affiliate Fund Interest held by the Company; and (f) estimated costs of sale for each Investment Property equal to three percent (3%) of the Current Asset Value as of the calculation date.

CASH DISTRIBUTIONS AND ALLOCATIONS

The Units represent an equity ownership interest in the Company and upon issuance of Units, each Member will receive a credit to his or her capital account in the amount of his or her cash investment or the contribution Value of any Property contributed to the Company.  (See “Plan of Distribution"” and “Summary of the LLC Agreement – Capital Contributions.”) Members will thereafter be entitled to distributions and allocations based upon their total capital contributions to the Company (“Capital Contributions”) relative to the Capital Contributions of each other Member or specified group of Members (“Percentage Interest”).

Member and Manager Distributions

Profit Allocations

.  Profits of the Company shall be determined by the Manager no less than quarterly.  Profits and Losses with respect to any such calendar quarter or other accounting period shall be allocated among the Members and the Manager as follows, unless otherwise specifically provided.

(a) First, 100% to the Members to the extent of, and in reverse order of, any prior allocations of Losses to the Members, as reduced by all prior allocations of Profits;

(b) Thereafter, (i) 80% to the Members, pro rata in accordance with their relative Percentage Interests, and (ii) 20% to the Manager; except as provided in subsection (c) below.

(c) Notwithstanding Subsection (b) above, following an Event of Dissolution, Profits in excess of those allocated under subsection (a) shall be allocated: (i) 100% to the Member, pro rata in accordance with their relative Percentage Interests, until total Profit allocations to the Members hereunder equal the Aggregate Promotional Unit Amount received by the Manager over the life of the Company; and (ii) Thereafter, 80% to the Members, pro rata in accordance with their relative Percentage Interests, and 20% to the Manager.

 Losses

Losses with respect to a Fiscal Year shall be allocated to the Members first in accordance with their positive Capital Accounts and, thereafter, in accordance with their respective Percentage Interests.  Notwithstanding the foregoing, allocations of Losses to a Member shall be made only to the extent that such allocations will not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to such Member’s share of Minimum Gain.  Any Losses not allocated to a Member because of the foregoing provision shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of Losses. Any Losses reallocated shall be taken into account in computing subsequent allocations of Profits and Losses, so that the net amount of any item so allocated and the Profits and Losses allocated to each Member, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member if no reallocation of Losses had occurred..

Distributions of Available Cash

Distributions of Available Cash will be made to the Members and the Manager in accordance with the following provisions,

(a)

Net Cash Proceeds shall be allocated and distributed to the Members and Manager on a quarterly basis: (i) 80% to the Members, pro rata in accordance with their relative Percentage Interests; and (ii) 20% to the Manager.

(b)

Net Capital Proceeds (if any) shall be allocated and distributed to the Members and Manager at such times as the Manager may reasonably determine is follows:

(i)

first, 100% to the Members, pro rata based upon their relative Percentage Interests, until each Member has received aggregate distributions equal to their unreturned invested capital; and

thereafter, (y) 80% to the Members, pro rata in accordance with their relative Percentage Interests; and (z) 20% to the Manager.

Other Specially Defined Terms

To understand the above rules, you will also need to understand the meaning of a number of specialized terms used in the LLC Agreement.  You should carefully review the LLC Agreement and the definitions therein to determine how money will be allocated among Unit Holders and the Manager.

TRANSFERABILITY OF THE UNITS

General Restriction

No Member or Unit Holder may transfer all or any part of its interest in the Company, or any of its rights under the LLC Agreement, except in strict compliance with the restrictions set forth in Article VIII of the LLC Agreement (some of which are summarized under this section).  Subject to complying with specific conditions, each Member and Unit Holder may transfer all or any part of its Units and the transferee will become a Unit Holder as to the transferred Unit.  Such transferee will not, however, become a Member unless the Manager specifically approves its admission as a Member, which approval may be granted or withheld in the Manager's sole discretion.

Conditions to Transfer

No transfer of any Units or other interest in the Company, whether voluntary or involuntary, will be valid or effective, unless the following conditions are satisfied:

(a)           The Manager determines that the transfer will not:

(i)           require registration of any interest in the Company under federal or state securities laws or subject the Company or the Manager to registration under any securities or commodity laws;

(ii)          constitute, when added to other transfers, trading on a secondary market, or an equivalent of such market, for purposes of Code Section 7704;

(iii)         result in the termination of the Company under Section 708(b)(i)(B) of the Code or result in the taxation of the Company as an association tax taxable as a corporation for federal income tax purposes;

(iv)         violate or be inconsistent with any representation or warranty made by the transferor at the time the transferor subscribe for or acquire the Units; or

(v)          constitute a breach or an event of default under any agreement between the Company or any of its Special Purpose Entities, as the case may be, and a third-party lender.

(b)           If the transfer would result in the joint or multiple ownership of any Units, the Manager may condition its approval upon the transferees' willingness to designate a single representative to represent the entire transferred interest.

(c)           Prior to recognizing the transfer, the Manager may require the transferor to execute and acknowledge an instrument of transfer and to reimburse the Company for all expenses reasonably incurred in connection with the transfer, and the transferee to make certain representations and warranties to the Company, including its agreement to be bound by the terms of the LLC Agreement.

(d)           Whether or not the transferee executes a separate agreement confirming its willingness to be bound by the terms of the LLC Agreement, the transferee will be so bound.

Rights and Obligations of Transferee

The transferee of one or more Units will be entitled to receive all distributions, and to participate in all profits and losses (including allocations of income, gain, loss, deduction, credit or similar items) attributable to the transferred Units.  Such transferee is also liable to the Company for any unpaid portion of the Capital Contribution Commitment relating to the transferred interest, and must pay to the Company such Capital Contributions as and when required under the terms of the LLC Agreement.  Such a transferee will have no voting, approval, or consent rights.

FEDERAL AND STATE INCOME TAX CONSIDERATIONS

Introduction

The following is a summary of certain tax considerations which may be relevant to the Company and to a prospective Member.  It is impracticable, however, to present a detailed explanation of all aspects of the federal, state and local tax laws which may affect the Company or all aspects of the tax consequences to a Member.  This Offering makes no representations as to state and local income tax consequences.  No assurances are given that any deductions or other federal income tax advantages that are described, or that prospective Members may contemplate, will be available.  It is not anticipated that Members will realize any significant income tax benefits by reason of an investment in the Company.

The following discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations (the “Regulations”) and proposed Treasury Regulations (the “Proposed Regulations”) adopted thereunder, current administrative rulings, and judicial opinions, all existing as of the date hereof.  It must be emphasized that all of these authorities are subject to modification at any time by legislative, judicial, or administrative action and that any such modification could be applied on a retroactive basis.  Future tax reform proposals may have a material adverse effect on the potential tax benefits that may be expected to be realized by prospective Member from an investment in Units.

The Company’s legal counsel will not prepare or review the Company’s income tax information return, which will be prepared by the Manager and independent accountants for the Company.  The Company will make a number of decisions on tax matters, often with the advice of independent accountants retained by the Company, which will usually not be reviewed with legal counsel.

THE TAX CONSEQUENCES OF AN INVESTMENT IN UNITS ARE COMPLEX AND SUBJECT TO CHANGE.  EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT WITH, AND RELY ON THE ADVICE OF, HIS, HER OR ITS PERSONAL TAX ADVISOR WITH RESPECT TO THE SUITABILITY FOR THE INVESTOR OF AN INVESTMENT IN UNITS WITH RESPECT TO FEDERAL, STATE, FOREIGN AND LOCAL TAXATION.

General Overview

The Manager expects the Company, as a limited liability company, to be treated as a partnership for federal and state income tax purposes.  As such, the Company’s income, expenses, deductions and credits are “passed through” to each holder of Units in proportion to their percentage interest in the Company.  Each Member will have a capital account for Units purchased by a Member that is adjusted to the extent the Member receives distributions or allocations of tax losses (capital account is reduced) and is credited with a capital contributions and an allocable share of the Company’s income (capital account is increased).  Each Member will receive a Schedule K-1 for each tax year that summarizes this information.  Each Member will need to pay tax on such Member’s share of taxable income of the Company.  The Company will not “withhold” taxes for U.S. Members.

The tax basis of each Member’s Membership Interest in the Company is initially the purchase price paid for the Units or, in the case of Property Subscriptions, the Contribution Value of the Property.  The basis is adjusted downward for distributions and losses and upward for allocated taxable profits.  Upon any resale of Units by a Member (if permissible), the selling Member will have to pay income tax on any gain realized by the Member.

Taxation of the Members

If, as expected, the Company is treated for federal income tax purposes as a partnership and not as an association taxable as a corporation, it will file an annual informational income tax return but will not be subject as an entity to the payment of federal income tax.  Each Member will be required to report such Member’s share of income or loss without regard to the amount, if any, of cash or other distributions made to it.  Thus, each Member will be taxed on such Member’s share of income even though the amount of cash distributed to it may be less than the resulting tax liability.  Subject to various limitations referred to herein, each Member may deduct such Member’s share of Company losses, if any, to the extent of such Member’s tax basis in such Member’s Units.  Any losses in excess of basis may be carried forward indefinitely to offset future taxable income.  In computing income or losses, the Company will include appropriate deductions for non-capital costs and the cost recovery portion of capital costs.  If distributions in any one year exceed the taxable income (whether in liquidation or otherwise), the amount of such excess will be treated as a return of capital reducing the tax basis of each Member.  Any cash distributions in excess of the recipient’s basis are treated as a sale or exchange of an interest in the Company resulting in taxable income to the recipient.

Allocation of Profits and Losses

The net profits and net losses of the Company will be allocated as set forth in the LLC Agreement attached hereto as Exhibit A.  Section 704(b) of the Code provides that for federal income tax purposes, each partner’s distributive share of a partnership’s income or loss, and of specific items of income, gain, loss, deductions and credits, is determined by reference to the partnership agreement, i.e., the LLC Agreement.  The allocations provided in a partnership agreement will control unless such allocations do not have “substantial economic effect.” If an allocation provision of a partnership agreement is found to lack “substantial economic effect” partnership items will be allocated in accordance with a partner’s interest in the partnership based on all the facts and circumstances.

The Service has promulgated Regulations under Section 704(b), designed to implement the provisions of the Tax Reform Act of 1976 dealing with substantial economic effect.  Extremely complex, these Regulations set forth three alternative tests, one of which must be met in order for an allocation to be valid under Section 704(b).  Allocations are valid if:  (i) the allocation has substantial economic effect; or (ii) the partners can show that, taking into account all facts and circumstances, the allocation is in accordance with the partners’ interests in the partnership; or (iii) the allocation can be deemed to be in accordance with the partners’ Units in the partnership in accordance with special rules set forth in the Regulations.  In order for an allocation to have “substantial economic effect,” it must have both “economic” effect and “substantial” economic effect.  Generally, an allocation can have economic effect only if (i) the allocation is reflected as an appropriate increase or decrease in the partners’ capital accounts, maintained in accordance with the proposed regulations; (ii) liquidation proceeds are, throughout the term of the partnership, distributed in accordance with the partners’ capital account balances; and (iii) any partner (including any Member) with a deficit in his capital account following the distribution of liquidation proceeds is required to restore the amount of such deficit to the partnership, which amount is distributed to partners in accordance with their positive capital account balances or paid to creditors.

Furthermore, the allocations’ economic effect must be “substantial.” The partners’ allocations will be substantial if there is a reasonable possibility that the allocations will affect substantially the dollar amounts to be received by the partners independent of tax consequences.  Nevertheless, substantiality will be lacking when (1) the after-tax consequences to one partner (on a present value basis) is enhanced and (2) there is a strong likelihood that no partner’s present value after-tax consequences will suffer a concomitant diminution in value.  Finally, to the extent the allocations provide for “shifting” tax consequences or “transitory” allocations, the allocations cannot be substantial.

There can be no assurance that the Internal Revenue Service (the “Service”) will not successfully challenge the allocations of profits, losses and credits under the LLC Agreement.  For example, the Service might contend that the fees payable to the Manager should be treated as distributions to a Member rather than as fees and that the allocation of profits and losses for tax purposes and credits among the Members should be modified to reflect the increase in the Manager’s overall interest in the Company that would arise from such re-characterization.  Since the test of whether an allocation has “substantial economic effect” or is in accordance with Members’ Units in the Company is in part a question of fact, and, in part, the interpretation of relatively recent and complex regulations, no assurance can be given that the Service may not challenge one or more allocations in the LLC Agreement.  Furthermore, if a challenge were made, no assurance can be given that a court would not sustain the challenge.  If the allocations made by the LLC Agreement are set aside, a Member’s share of any item of income, gain, loss, deduction or credit will be determined considering all facts and circumstances.

Limitations on Losses and Credits from Passive Activities

Code Section 469 limits taxpayers’ use of losses and credits from so-called “passive activities” in offsetting taxable income and tax liability arising from non-passive sources.  A passive activity includes (a) one which involves the conduct of a trade or business in which the taxpayer does not materially participate, or (b) any rental activity.  With certain limited exceptions, a member will not be treated as materially participating in a limited liability company’s activities.  Generally, a taxpayer’s deductions and credits from passive activities may be used to reduce his or her tax liability in a given taxable year only to the extent that such liability arises from passive activities.  Potential Members are urged to consult their personal tax advisor regarding the impact of federal taxes upon an investment in the Company.

Unrelated Business Taxable Income

Units may be offered and sold to certain tax exempt entities (such as pension or profit sharing plans qualified under ERISA) that otherwise meet the investor suitability standards of this Offering. Such tax exempt entities generally do not pay federal income taxes on their income unless they are engaged in a business that generates “unrelated business taxable income” (“UBTI”), as that term is defined by Section 513 of the Code.  Section 512 of the Code, contains broad exclusions to what would otherwise be deemed UBTI, including rents, gain from the sale of non-dealer property and interest income.  These exclusions, however, do not apply to the extent such income is derived from either (1) “debt-financed property,” or (2) “dealer property.”  While it is not anticipated that the Company’s income will be derived from “debt-financed property” or from “dealer property,” by financing the acquisition and development of its Properties, the sales proceeds payable from such Properties will generate income derived from “debt-financed property” resulting in the realization of UBTI by the Company.  Properties acquired through foreclosure that are encumbered by senior mortgage loans are also “debt-financed property” and, therefore, are another potential source of UBTI.

ANY ERISA PLAN OR OTHER TAX-EXEMPT ORGANIZATION OR ENTITY CONSIDERING AND INVESTMENT IN THE COMPANY SHOULD CONSULT ITS TAX ADVISORS PRIOR TO INVESTING REGARDING THE REQUIREMENTS FOR EXEMPTION FROM FEDERAL INCOME TAXATION AND THE CONSEQUENCES OF FAILING TO MEET SUCH REQUIREMENTS.

Tax Returns and Audit

The Company will furnish annually to the Members sufficient information from the Company’s tax return for the Members to prepare their own federal, state and local tax returns.  The Company’s tax returns will be prepared by accountants to be selected by the Manager.

In the event that any of the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate the position of the Company and the Manager and such fees would reduce the cash flow otherwise distributable to the Members.  Also, such an audit may result in adjustments to the Company tax returns and this, at a minimum, would require an adjustment to each Member’s personal return.  An audit of a Member’s tax returns may also result in an audit of non-partnership items on each Member’s tax returns, which in turn could result in adjustments to such items.

State and Local Taxes; Withholding

In addition to the federal income tax consequences described above, prospective Members may be subject to state and local tax consequences by reason of investment in the Company.  Any distributions made to a Member generally will be required to be included in determining his or her reportable income for state or local income tax purposes in the jurisdiction in which such Member is a resident.  Further, the state in which the Company’s Properties are located may impose tax on an investor’s share of the net income from sources within the state even if you are not a resident of such state.  As a result of an investment in the Company, investors may be required to file a tax return with that jurisdiction to report your share of the Company’s income from sources within the state.

Many states have implemented programs to require partnerships and limited liability companies (such as the Company) to withhold and pay state income taxes owed by non-resident partners or members relating to income-producing assets located in their states.  In the event that the Company is required to withhold state taxes from cash distributions otherwise payable to Members, the amount of distributions will be reduced.

Investors are urged to consult their personal tax advisor regarding the impact of state and local taxes upon an investment in the Company.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974 (“ERISA”) contains strict fiduciary responsibility rules governing the actions of “fiduciaries” of employee benefit plans.  It is anticipated that some Members will be corporate pension or profit-sharing plans and Individual Retirement Accounts, or other employee benefit plans that are subject to ERISA.  In any such case, the person making the investment decision concerning the purchase of Units will be a “fiduciary” of such plan and will be required to conform to ERISA’s fiduciary responsibility rules.  Persons making investment decisions for employee benefit plans (i.e., “fiduciaries”) must discharge their duties with the care, skill and prudence which a prudent man familiar with such matters would exercise in like circumstances.  In evaluating whether the purchase of Units is a “prudent” investment under this rule, fiduciaries should consider all of the risk factors set forth above.  Fiduciaries should also carefully consider the possibility and consequences of unrelated business taxable income (see “Federal Income Tax Consequences”), as well as the percentage of plan assets which will be invested in the Company insofar as the diversification requirements of ERISA are concerned.  An investment in the Company is relatively illiquid, and fiduciaries must not rely on an ability to convert an investment in the Company into cash in order to meet liabilities to plan participants who may be entitled to distributions.  DUE TO THE COMPLEX NATURE OF ERISA, EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT HIS OWN TAX ADVISOR OR PENSION CONSULTANT TO DETERMINE THE APPLICATION OF ERISA TO HIS OR HER PROSPECTIVE INVESTMENT.

The Company will limit subscriptions for Units from ERISA plan investors such that, immediately after each sale of Units, ERISA plan investors will hold less than 25% of the total outstanding Units in the Company.

Fiduciaries of plans subject to ERISA are required to determine annually the fair market value of the assets of such plans as of the close of any such plan’s fiscal year.  Although the Manager will provide annually upon the written request of a Member an estimate of the value of the Units based upon, among other things, Company’s outstanding Properties, it may not be possible to value the Units adequately from year to year, because there will be no market for them.

SUMMARY OF THE LLC AGREEMENT:

The Company is governed by the Company’s LLC Agreement dated ______, a copy of which is set forth as Exhibit X to this Offering.  The Manager is granted a special power of attorney in the Subscription Agreement for the purpose of executing the LLC Agreement on behalf of the Members and by executing and delivering the Subscription Agreement to the Manager, an investor is agreeing to be bound to the terms and conditions set forth in the LLC Agreement.   Potential Investors are urged to read the entire LLC Agreement, prior to investing in Units.

The following is a summary of the LLC Agreement for the Company and is qualified in its entirety by the terms of the LLC Agreement itself. Unless otherwise defined in this Offering, capitalized terms set forth below shall have the meanings set forth in the LLC Agreement.

Rights and Liabilities of Members

The rights, duties and powers of Members are governed by the LLC Agreement and the Delaware Limited Liability Company Act, as set forth in Title 6 of the Delaware Code (Section 18-101, et seq.) (the “Act”).  The following discussion of such rights, duties and powers is qualified in its entirety by reference to the LLC Agreement and the Act.

Investors who become Members will not be responsible for the obligations of the Company and will be liable only to the extent of their agreed upon capital contributions.  Any cash distributed to Members may constitute, wholly or in part, a return of capital.  Accordingly, Members may be liable to repay to the Company some or all of such cash distribution, as a return of capital plus interest, to the extent necessary to discharge liabilities existing at the time of such return.

Members will have no control over the management of the Company except that Members representing a majority of the outstanding Units (a “Member Majority”) may approve or disapprove any of the following matters:  (a) Any material change in the purposes of the Company; and (b)The appointment of a replacement Manager

Notwithstanding any other provisions hereof, the following actions (“Majority Decisions”) shall require the prior written approval of a Majority Interest of the Members:

The Members shall have no power to participate in or direct the management of the Company except as expressly authorized by the LLC Agreement.  Unless expressly and duly authorized in writing to do so by the Manager, no Member shall have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose.

Capital Contributions

The Members shall make Capital Contributions to the Company by purchasing Units for cash (“Cash Subscriptions”) or, if approved by the Manager, by contributing an eligible Investment Property to the Company (“Property Subscriptions”).  Cash Subscriptions and Property Subscriptions shall be made by prospective Members by executing a subscription agreement in a form and substance determined by the Manager (the “Subscription Agreement”) and delivering the fully completed Subscription Agreement to the Manager together with the appropriate payment or documentation.  Units will be sold only to potential Members that meet the suitability requirements set forth in the Offering Statement and all Subscription Agreements received from investors are subject to acceptance by the Manager in its sole judgment.  The Manager may issue fractional Units to Members if necessary in light of a Member's total Capital Contribution and the Unit Purchase Price in effect at the time such Capital Contribution is made.  Capital Contributions to the Company shall be made by purchasing Units for the Unit Purchase Price of $10.00 per Unit. The minimum subscription amount is $1,000. The minimum offering of Units shall $2,000,000 (the “Minimum Offering”) and the maximum offering shall be $50,000,000 (the “Maximum Offering.”)

Cash Contributions

Cash Subscriptions shall be made by delivering a completed and executed Subscription Agreement to the Manager together with the purchase price payable for the Units being acquired at the then current Unit Purchase Price.  The minimum Cash Subscription amount is 100 Units (the “Minimum Cash Subscription Amount”). Cash Subscriptions are subject to the prior approval of the Manager and investors making Cash Subscriptions will only be issued Units following such approval by the Company.

Property Contributions

Investors may, with the prior approval of the Manager, acquire Units in exchange for the contribution of one or more Properties to the Company.  (See “Plan of Distribution”)  Units issued in exchange for Property Subscriptions will be issued in an amount determined by the Manager. .  In the event a Property Subscription and the Contribution Value determined in connection therewith is approved by the Manager, the Property Subscriber will be admitted as a Member of the Company and will receive a capital account credit equal to the Contribution Value of the Proposed Property effective as of the Acquisition Date.

Additional Offerings and Units

The Manager may offer and sell Units over the entire term of the Company to the extent it deems the offering of Units to be in the interest of the Company and permissible under applicable securities laws.  The Manager may also create, offer and sell additional membership interests in the Company with differing terms and conditions to those described in Offering Statement (“Additional Units”), including Additional Units with preferred returns, senior priority for the return of capital contributions, discounted Unit Purchase Prices and/or disproportionate interests in Company Available Cash and Profits.  Any Additional Units offered, shall be subject to the following notice and refusal rights in favor of the then existing Members:

(a)

In the event that the Manager elects to issue Additional Units pursuant hereto, it shall notify the Members of the total amount of capital to be raised, the Unit Purchase Price payable for such Additional Units and any other material terms and conditions attributable to such Additional Units (an "Additional Unit Notice").

(b)

Not more than thirty (30) days following the date of any Additional Unit Notice, any existing Member may elect to purchase such Member’s pro rata share of the Additional Units (based upon each Member's  Percentage Interest) by delivering to the Manager a written subscription (in form and substance satisfactory to the Manager) together with the applicable purchase price payable therefore.

In the event that any Members decline to purchase their Percentage Interest of the offered additional Units within such thirty (30) day period, the Manager shall notify the other Members who shall have the right to purchase any remaining unsold Additional Units not later than fifteen (15) days thereafter (and if more than one Member elects to buy such unsold Additional Units, they shall do so in proportion to their relative Percentage Interests).  Thereafter, the Manager shall have the right to sell and issue any unsold Additional Units to third parties on terms not more favorable to the purchasers than as set forth in the Manager’s Additional Unit Notice.

Promotional Units:

In addition to issuing Units to the Members in exchange for Cash Subscriptions or Property Subscriptions, the Manager will be entitled to issue Units to itself on an annual basis ("Promotional Units").  Promotional Units shall be issued in the first quarter of each calendar year based upon the Net Asset Value of the Company as of December 31st of the prior year (the "Promotional Unit Date").  The amount of Promotional Units issued to the Manager shall be the number of Units that could be purchased by the Manager with the amount of any NAV Increase (as defined herein) realized within the Fiscal Year at the Unit Purchase Price payable for Units as of the Promotional Unit Date.  For this purpose, "NAV Increase" for any Fiscal Year shall mean the difference between: (i) the aggregate distributions the Manager would receive in a hypothetical liquidation of the Company's assets at the Net Asset Value of the Company as of the

Promotional Unit Date; less (ii) the total value of the Promotional Units actually issued to the Manager prior years (i.e., the total number of Promotional Units issued at the Unit Purchase Price applicable as of the issuance date).  Promotional Units may be issued for each full Fiscal Year that the Company is in operation. The Manager’s right to receive Promotional Units is in addition to the Manager’s right to Profit Allocations. However, following an Event of Dissolution, Profits allocated to the Manager shall be reduced by the aggregate value of all Promotional Units actually issued to the Manager over the life of the Company (the "Aggregate Promotional Unit Amount").

Rights, Powers and Duties of Manager

Subject to the right of the Members to vote on specified matters, the Manager will have complete charge of the business of the Company.  The Manager is not required to devote its full time to Company affairs or to devote any portion of its time to the contrary, only such time as is reasonably required for the conduct of such business.  (See “Risk Factors – Risks Related to the Manager.”)  The Manager acting alone has the power and authority to act for and bind the Company.  No Member has such power.

Distributions to the Members and the Manager

Profit Allocations

Profits of the Company shall be determined by the Manager no less than quarterly.  Profits and Losses with respect to any such calendar quarter or other accounting period shall be allocated among the Members and the Manager as follows, unless otherwise specifically provided.

(a) First, 100% to the Members to the extent of, and in reverse order of, any prior allocations of Losses to the Members, as reduced by all prior allocations of Profits;

(b) Thereafter, (i) 80% to the Members, pro rata in accordance with their relative Percentage Interests, and (ii) 20% to the Manager; except as provided in subsection (c) below.

(c) Notwithstanding Subsection (b) above, following an Event of Dissolution, Profits in excess of those allocated under subsection (a) shall be allocated: (i) 100% to the Member, pro rata in accordance with their relative Percentage Interests, until total Profit allocations to the Members hereunder equal the Aggregate Promotional Unit Amount received by the Manager over the life of the Company; and (ii) Thereafter, 80% to the Members, pro rata in accordance with their relative Percentage Interests, and 20% to the Manager.

Losses

Losses with respect to a Fiscal Year shall be allocated to the Members first in accordance with their positive Capital Accounts and, thereafter, in accordance with their respective Percentage Interests.  Notwithstanding the foregoing, allocations of Losses to a Member shall be made only to the extent that such allocations will not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to such Member’s share of Minimum Gain.  Any Losses not allocated to a Member because of the foregoing provision shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of Losses. Any Losses reallocated shall be taken into account in computing subsequent allocations of Profits and Losses, so that the net amount of any item so allocated and the Profits and Losses allocated to each Member, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member if no reallocation of Losses had occurred..

Distributions of Available Cash

Distributions of Available Cash will be made to the Members and the Manager in accordance with the following provisions,

(a)

Net Cash Proceeds shall be allocated and distributed to the Members and Manager on a quarterly basis: (i) 80% to the Members, pro rata in accordance with their relative Percentage Interests; and (ii) 20% to the Manager.

(b)

Net Capital Proceeds (if any) shall be allocated and distributed to the Members and Manager at such times as the Manager may reasonably determine is follows:

(i)

first, 100% to the Members, pro rata based upon their relative Percentage Interests, until each Member has received aggregate distributions equal to their unreturned invested capital; and

(ii)

thereafter, (y) 80% to the Members, pro rata in accordance with their relative Percentage Interests; and (z) 20% to the Manager.

Accounting and Reports

The Manager shall provide to the Members, within 90 days after the end of the year (1) an annual report containing financial statements as of the last day of such year; and (2) such detailed information as is reasonably necessary to enable them to complete their own tax returns.  The Company’s financial information will be audited by a third party accounting firm. The Manager shall also provide to members the financial statements required by Form 10-K for the first full fiscal year of operations of the Company.

Amendment of the Agreement

The LLC Agreement may be amended by the Manager alone with respect to the creation of new Units and the admission of additional Members.

Term of the Company

The term of the Company will continue until dissolved by the election by the Manager to dissolve the Company or entry of a judicial decree of dissolution.

REPORTS TO THE MEMBERS

The Manager shall prepare and deliver to the Member quarterly statements summarizing the Company's performance as of the last day of each calendar quarter and setting forth the Company's Net Asset Value as of each such date.  Additionally, the Manager shall cause to be prepared and distributed to each Member the following items within ninety (90) days after the end of each Fiscal Year of the Company:

(a)

An annual report which shall contain a balance sheet of the Company as of the end of each Fiscal Year, an income statement and a report of the activities of the Company during such Fiscal Year, including a statement of changes in financial position for that Fiscal Year; and

A Schedule K-1 and, such other information that the Members may require for preparation of their federal and state income tax returns

The Manager may, in addition, distribute special status reports to the Members from time to time.

GLOSSARY OF TERMS

To understand the rights associated with the Units, you must review carefully the LLC Agreement and the defined terms used in this Offering Circular.  These definitions (some of which have been slightly modified as discussed below) have been taken from the LLC Agreement which defines the rights, interest and privileges associated with holding the Units.  Many of these definitions are technical in nature, involve complicated relationships, and can only be understood by reference to other defined terms and, in some cases, to other provisions of the LLC Agreement. Section references in the definitions refer to sections in the LLC Agreements.  In some cases the Company has slightly simplified the definitions set forth in this "GLOSSARY OF TERMS" and elsewhere in this Offering Circular in order to make those terms more understandable to prospective investors.  However, prospective investors should understand that the definitions in the LLC Agreement will, for all purposes, be controlling, notwithstanding any simplification of such definitions in this Offering Circular.  Moreover, you should bear in mind that this "GLOSSARY OF TERMS" does not include many of the definitions included in the LLC Agreement.

1.1

“Acquisition Date” shall mean the date upon which title to any Proposed Property contributed to the Company is effectively transferred to the Company.

1.2

 “Act” shall mean the Delaware Limited Liability Company Act, 6 Delaware Code, Section 18-101 et seq., as the same may be amended from time to time.

1.3

“Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities or equity interests of such Person, (iii) any officer, director, manager or general partner of such Person, or (iv) any Person who is an officer, director, manager, general partner, trustee, or holder of ten percent (10%) or more of the voting securities or equity interests of any Person described in clauses (i) through (iii) of this sentence.

1.4

 “Agreement” shall mean this Limited Liability Company Agreement, as originally executed and as amended from time to time.

1.5

 “Asset Management Fee” shall mean an aggregate annualized asset management fee equal to one and a quarter percent (1.25%) of the Company’s total Assets Under Management, determined monthly (i.e., 0.1045% per month) based upon the Company’s Assets Under Management as of the last day of each month.

1.6

“Assets Under Management” shall mean, as of any applicable date, the aggregate value of all Company assets (including each Investment Property at its then Current Asset Value) without deduction for expenses or Company liabilities (including any debt secured by any Investment Property), but excluding (i) deduction for any Depreciation deductions taken by the Company with respect to any Investment Property; and (ii) the value of any Affiliate Fund Interest held by the Company (if any).

1.7

“Available Cash” shall collectively mean Net Cash Flow and/or Net Capital Proceeds.

1.8

“Bankruptcy” shall mean: (a) the filing of an application by a Person for, or his, her or its consent to, the appointment of a trustee, receiver, or custodian of his, her or its other assets; (b) the entry of an order for relief with respect to a Person in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Person of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Person unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by a Person generally to pay his, her or its debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of his, her or its inability to pay his, her or its debts as they become due.

1.9

 “Capital Account” shall mean with respect to any Member the capital account maintained for such Member in accordance with the following provisions:

(a)

To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain (from unexpected adjustments, allocations or distributions) that are specially allocated to a Member and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member.

(b)

To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member, such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated to a Member and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

(c)

In the event any interest in the Company is transferred according to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(d)

In the event the Gross Asset Values of the Company assets are adjusted pursuant to the definition of Gross Asset Value provided for herein, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment.

(e)

The provisions of this Section and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations.  In the event it is necessary to modify the manner in which the Capital Accounts are computed in order to comply with such regulations, the Manager shall make such modifications.  The Manager shall adjust the amounts debited or credited to the Capital Accounts with respect to (i) any property contributed to the Company or distributed to any Member and (ii) any liabilities that are secured by such contributed or distributed property or that are assumed by the Company in the event the Manager shall determine that such adjustments are necessary or appropriate pursuant to Regulations Section 1.704-1(b)(2)(iv).  The Manager shall also make any adjustments that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, and are otherwise in accordance with  Regulations Section 1.701-1(b)(2)(iv)(q).  The Manager shall also make appropriate modifications if unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

1.10

“Capital Contribution” shall mean the total value of cash and the Contribution Value of any Proposed Property contributed to the Company by the Members.

1.11

“Capital Proceeds” shall mean the amount of any cash received from the sale or other disposition by the Company of any of its Investment Properties, including any condemnation proceeds and insurance proceeds that are received by the Company by reason of any condemnation of or damage to any Investment Property, as well as any refinance proceeds.

1.12

“Certificate” shall mean the Certificate of Formation for the Company originally filed with the Delaware Secretary of State and as amended from time to time.

1.13

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations.

1.14

“Company” shall mean Golden Pacific Homes, LLC, the Delaware limited liability company governed by this Agreement.

1.15

 “Contribution Value” shall have the meaning given in Section 3.4 of the LLC Agreement

1.16

“Current Asset Value” shall have the meaning set forth in Section 9.2 of the LLC Agreement.

1.17

“Depreciation” shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

1.18

“Economic Interest” shall mean the right to receive distributions of the Company’s assets and allocations of income, gain, loss, deduction, credit and similar items from the Company pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management of the Company, except as may be expressly provided in the Act.

1.19

“ERISA Plan Member” shall mean any Member subject to the Employee Retirement Income Security Act of 1974.

1.20

“Fiscal Year” shall mean the Company’s fiscal year, which shall be the calendar year.

1.21

“Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)

The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company;

(b)

The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times:  (i) the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for an interest in the Company; (ii) the distribution by the Company to either a withdrawing or continuing Member of more than a de minimis amount of money or other property as consideration for an interest in the Company; and (iii) the termination of the Company for federal income tax purposes pursuant to Code Section 708(b)(1)(B); and

(c)

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a) or (b) above, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

1.22

 “Initial Closing Date” shall mean the closing date of the purchase of the first Investment Property acquired by the Company.

1.23

“Interest” shall mean a Member’s entire membership interest in the Company, including without limitation any and all rights, benefits and privileges pertaining thereto.  A member’s interest is represented by “Units,” described below.

1.24

“Investment Properties” shall collectively mean all real estate investments that the Company acquires, directly or indirectly, as determined by the Manager in its sole discretion and as described in the Offering Statement; and “Investment Property” means any one of the Investment Properties.

1.25

“Majority Interest of the Members” shall mean, as of any date, any one or more Members which taken together represent more than fifty percent (50%) of the aggregate Percentage Interests held by all Members as of such date.

1.26

“Manager” shall mean Golden Pacific Capital, LLC, a Delaware limited liability company, or any successor manager appointed pursuant to the terms of this Agreement.  The Manager shall also be a member of the Company with respect to its allocable and distributable share of any Profits, Losses and cash distributions hereunder.

1.27

“Member” shall mean each Person admitted to the Company as a Member in accordance with this Agreement including an assignee who becomes a Member in accordance with Article VIII.  A list of the Members of the Company is set forth in Exhibit A, hereto, which may be amended from time to time by the Manager to reflect the outstanding Members of the Company from time to time.

1.28

"Net Asset Value of the Company" shall mean, as of any date, the sum of (a) the aggregate Current Asset Values of all Investment Properties held by the Company as of the calculation date; (b) the total amount of cash held by the Company as of the calculation date; and (c) the book value of all other assets held by the Company as of the calculation date; less (d) the total amount necessary to discharge all Company indebtedness outstanding as of the calculation date; (e) the value of any Affiliate Fund Interest held by the Company; and (f) estimated costs of sale for each Investment Property equal to three percent (3%) of the Current Asset Value as of the calculation date.

1.29

"Net Asset Value (Per Unit)" shall mean the per Unit value determined in accordance with the following formula:

Net Asset Value (Per Unit) =	Net Asset Value of the Company
Total Number of Units Outstanding Units

1.30

 “Minimum Offering” shall mean the Company’s receipt of total subscriptions for Units pursuant to the Offering in the aggregate amount of $2,000,000.

1.31

“Net Capital Proceeds” shall mean any Capital Proceeds received directly or indirectly by the Company after payment of (i) any costs and expenses accrued or assumed by the Company in connection with the transaction from which the Capital Proceeds were received, including without limitation brokerage commissions, closing costs and other costs of sale, (ii) any amounts used to reduce the outstanding principal amount of any Company indebtedness that is secured by Company Investment Properties; and (iii) such further amounts that the Manager deems necessary to place into reserves for acquisition of additional investments and anticipated costs and expenditures incurred or to be incurred in connection with the Company’s business.

1.32

“Net Cash Flow” shall mean the amount of cash from any source, excluding Capital Proceeds, that the Manager, in its reasonable business judgment, deems available for distribution to the Members and the Manager, taking into account all debts, liabilities, and obligations of the Company then due and such further amounts that the Manager deems necessary to place into reserves for acquisition of additional investments and anticipated costs and expenditures incurred or to be incurred in connection with the Company’s business.  Reserves may be held in any Company bank account, placed in any insured bank or savings and loan deposit, invested in certificates of deposit, government securities, high grade commercial paper, money market fund or other suitable investment medium determined by the Manager, or delivered to an independent escrow holder selected by the Manager to be held for disbursement in payment of any Company debt, obligation or liability.  At such times as the Manager shall determine is appropriate, all or a portion of any reserves may be distributed to the Members as Net Cash Flow distributions in accordance with Article VI.

1.33

"Offering" shall mean the offering of Units as described in the Offering Statement.

1.34

“Offering Statement” shall mean the Regulation A+ Offering Statement prepared by the Company in connection with the Offering of Units, originally dated __________ 2016, and as amended and supplemented from time to time.

1.35

“Percentage Interest” shall mean the respective percentage interest of a Member determined, as of any date, by dividing the total number of Units held by such Member by the total number of Units issued and outstanding to all Members, or a specified group of Members, as of such date.

1.36

“Person” shall mean an individual, general partnership, limited partnership, Limited Liability Company, corporation, trust, estate, real estate investment trust association or any other entity.

1.37

“Profits” and “Losses” shall mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)

Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Section shall be added to such taxable income or loss;

(b)

Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this Section, shall be subtracted from such taxable income or loss;

(c)

In the event the book value of any Company asset is adjusted as a result of the application of Regulations Section 1.704-1(b)(2)(iv)(e) or Section 1.704-1(b)(2)(iv)(f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)

Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)

In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with Regulations Section 1.704(b)(2)(iv)(g); and

(f)

Notwithstanding any other provision of this Section, any items that are specially allocated shall not be taken into account in computing Profits or Losses.

1.38

“Proposed Property” shall have the meaning given in Section 3.4.  In no event shall a Proposed Property be accepted by the Company in exchange for Units unless it meets the investment guidelines set forth in the Offering.

1.39

“Regulations” means, unless the context clearly indicates otherwise, the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code.

1.40

“Secondary Offering” shall mean any subsequent offering of Units in the Company that is conducted after the expiration of the initial Offering Period as described in Section 3.6 below.

1.41

“Subscription Agreement” means the Subscription Agreement and other documents used by the Company to evidence an investor's decision to subscribe for Units.

1.42

“Third Party Valuation” In addition to the quarterly HPI Adjustments conducted, the Manager shall periodically determine the value of the Company's Investment Properties by conducting a third party valuation. The value of each Investment Property owned by the Company at the time of the Third Party Valuation shall be determined by a third party broker price opinion ("BPO") or appraisal ("Appraisal") obtained by the Company.  The Manager shall determine, in its sole discretion and on an asset by asset basis, whether a BPO or Appraisal will be utilized in connection with any Investment Property and the Manager shall be solely responsible for selecting the broker or appraiser utilized by the Company in connection therewith.

1.43

“Unit” shall mean each membership interest unit issued to the Members in exchange for the Unit Purchase Price payable at the time of acquisition.

1.44

“Unit Holder” shall mean any Person who holds of record one or more Units issued by the Company, whether or not such Unit Holder has been admitted to the Company as a Member in accordance with the terms the LLC Agreement.

1.45

“Unit Purchase Price” shall mean the purchase price payable for a single Unit calculated as follows (but not less than zero (0)):

(a)

From the Effective Date of this Agreement through the last day of the first full calendar quarter following the Initial Closing Date, the Unit Purchase Price shall be $10.00 per Unit.

(b)

Beginning on the first day of the calendar quarter immediately following the period set forth in subsection (a), above, and continuing thereafter on the first day of each calendar quarter (i.e., January 1st, April 1st, July 1st and October 1st) until the dissolution and winding up of the Company, the Unit Purchase Price shall be adjusted to equal to the Net Asset Value (Per Unit) calculated as of each such date.  The Unit Purchase Price so calculated shall thereafter be the Unit Purchase Price until the next quarterly adjustment completed in accordance herewith.

LEGAL MATTERS

Unless otherwise indicated in the applicable offering circular supplement, Horwitz + Armstrong, A Professional Law Corporation, Lake Forest, California, will provide opinions regarding the validity of the issuance of the Units offered by this Offering Circular.

FINANCIAL STATEMENTS

INDEPENDENT AUDITOR’S REPORT

F-1

FINANCIAL STATEMENTS AS OF JUNE 2, 2016 AND FOR THE PERIOD

    FROM JUNE 1, 2016 (INCEPTION) TO JUNE 2, 2016:

Balance Sheet

F-3

Statement of Operations

 F-4

Statement of Changes in Members’ Equity

F-5

Statement of Cash Flows

F-6

Notes to Financial Statements

F-7

Financial Statements and Independent Auditor’s Report

Golden Pacific Homes, LLC

(GPC Fund II, LLC as of the issuance of this Audit Report)

A Delaware Limited Liability Company

June 2, 2016

To the Members of

Golden Pacific Homes, LLC

Scottsdale, AZ

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of GPC Fund II, LLC, which comprise the balance sheet as of June 2, 2016, and the related statements of operations, changes in members’ equity, and cash flows for the period from June 1, 2016 (inception) to June 2, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p:  877.968.3330  f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GPC Fund II, LLC as of June 2, 2016, and the results of its operations and its cash flows for the period from June 1, 2016 (inception) to June 2, 2016, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has not yet commenced planned principal operations and has not generated revenues or profits since inception. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado

July 1, 2016

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p:  877.968.3330  f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

GPC Fund II, LLC

BALANCE SHEET

As of June 2, 2016

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

GPC Fund II, LLC

STATEMENT OF OPERATIONS

For the period from June 1, 2016 (inception) to June 2, 2016

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

GPC Fund II, LLC

STATEMENT OF CHANGES IN MEMBERS’ EQUITY

For the period from June 1, 2016 (inception) to June 2, 2016

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

GPC Fund II, LLC

STATEMENT OF CASH FLOWS

For the period from June 1, 2016 (inception) to June 2, 2016

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

GPC Fund II, LLC

NOTES TO FINANCIAL STATEMENTS

As of June 2, 2016 and for the period from June 1, 2016 (inception) to June 2, 2016

NOTE 1:  NATURE OF OPERATIONS

GPC Fund II, LLC (the “Company”), is a limited liability company organized June 1, 2016 under the laws of Delaware.  The Company was organized to source and acquire residential properties in Kansas City, Missouri, and other geographic locations as the Company may determine, and to renovate, lease, operate, and maintain such properties.

As of June 2, 2016, the Company has not commenced planned principal operations nor generated revenue.  The Company’s activities since inception have consisted of formation activities and preparations to raise capital.  Once the Company commences its planned principal operations, it will incur significant additional expenses.  The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents.  The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while

See accompanying Independent Auditor’s Report

GPC Fund II, LLC

NOTES TO FINANCIAL STATEMENTS

As of June 2, 2016 and for the period from June 1, 2016 (inception) to June 2, 2016 unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).  The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured.  No revenue has been earned or recognized as of June 2, 2016.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 in accounting for its offering costs.  Deferred offering costs consist principally of legal fees incurred in connection with an offering the Company intends to commence during 2016 under Regulation A.  Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to member’s equity upon the completion of the offering or to expense if the offering is not completed.  No deferred offering costs have been incurred as of June 2, 2016.

See accompanying Independent Auditor’s Report

GPC Fund II, LLC

NOTES TO FINANCIAL STATEMENTS

As of June 2, 2016 and for the period from June 1, 2016 (inception) to June 2, 2016

Income Taxes

The Company is a limited liability company.  Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members.  Therefore, no provision for income tax has been recorded in the statements.  Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Net Earnings or Loss per Unit

Net earnings or loss per unit is computed by dividing net income or loss by the weighted-average number of units outstanding during the period, excluding units subject to redemption or forfeiture.  The Company presents basic and diluted net earnings or loss per unit.  Diluted net earnings or loss per unit reflect the actual weighted average of units issued and outstanding during the period, adjusted for potentially dilutive securities outstanding.  Potentially dilutive items are excluded from the computation of the diluted net earnings or loss per unit if their inclusion would be anti-dilutive.  As no potentially dilutive items exist and no membership units are outstanding as of June 2, 2016, the Company has not presented basic net loss per unit or diluted net loss per unit.

NOTE 3:  GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues since inception.  The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results.  No assurance can be given that the Company will be successful in these efforts.  These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

See accompanying Independent Auditor’s Report

GPC Fund II, LLC

NOTES TO FINANCIAL STATEMENTS

As of June 2, 2016 and for the period from June 1, 2016 (inception) to June 2, 2016

NOTE 4:  MEMBERS’ EQUITY

No membership units have been issued and no capital has been contributed to the Company as of June 2, 2016.  The Company is 100% owned by the managing member as of June 2, 2016 and is authorized to issue an unlimited number of additional membership units.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 5:  RELATED PARTY TRANSACTIONS

The Company has named Golden Pacific Capital, LLC (the “Managing Member”) as manager of the Company and is the sole member of the Company as of June 2, 2016.

The Company utilizes office space and office services provided at no cost from a related party.  Such costs are immaterial to the financial statements and, accordingly, have not been reflected in these financial statements.

NOTE 6:  RECENT ACCOUNTING PRONOUNCEMENTS

In June 2014, the FASB issued Accounting Standards Update (ASU)  2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Company has early adopted the new standard effective immediately.

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an

See accompanying Independent Auditor’s Report

GPC Fund II, LLC

NOTES TO FINANCIAL STATEMENTS

As of June 2, 2016 and for the period from June 1, 2016 (inception) to June 2, 2016 assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016.  Early adoption is permitted.  The Company has not elected to early adopt this pronouncement.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 7:  SUBSEQUENT EVENTS

The Company has commenced efforts towards a securities offering under Regulation A for up to $50,000,000.  Preparations for this offering have not yet been finalized, nor has the offering been qualified by the Securities and Exchange Commission.

Management has evaluated subsequent events through July 1, 2016, the date the financial statements were available to be issued.  Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

PART III – EXHIBITS

Index To Exhibits:

Item Number	Exhibit
1.1	Placement Agent Agreement (TBD)
2.1	Charter (Certificate of Incorporation)
2.2	Certificate of Amendment
2.3	LLC Agreement
4.1	Subscription Agreement
8.1	Escrow Services Agreement
11.1	Consent of Artesian CPA, LLC
12.1	Opinion Letter re Legality from Horwitz + Armstrong

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Delaware.

GOLDEN PACIFIC HOMES, LLC.

By:	/s/ Hubert Hultgren
Hubert Hultgren

By:	/s/ Ian Fisher
Ian Fisher

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hubert Hultgren		August 29, 2016
Hubert Hultgren, Manager / Principal and Co-Founder of Golden Pacific Capital, LLC
/s/ Ian Fisher		August 29, 2016
Ian Fisher, Manager / Principal and Co-Founder of Golden Pacific Capital, LLC